As filed with the Securities and Exchange Commission on October 12, 2001.

                              REGISTRATION NO. 333-
 ------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

   VALLEY NATIONAL BANCORP           New Jersey              22-2477875
     VNB CAPITAL TRUST I              Delaware            To be applied for
(Exact Name of Registrant as      (State or Other         (I.R.S. Employer
  Specified in Its Charter)        Jurisdiction)       Identification Number)
                            ------------------------

                                1455 Valley Road
                             Wayne, New Jersey 07470
                                 (973) 305-8800

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------
                                Gerald H. Lipkin
                             Chairman, President and
                             Chief Executive Officer
                             VALLEY NATIONAL BANCORP
                                1455 Valley Road
                             Wayne, New Jersey 07470
                                 (973) 305-8800

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

           Copies to:

      Ronald H. Janis, Esq.                       Michael T. Kohler, Esq.
Pitney, Hardin, Kipp & Szuch LLP               Sidley Austin Brown & Wood LLP
        200 Campus Drive                              875 Third Avenue
    Florham Park, New Jersey                         New York, NY 10022
         (973) 966-6300                                (212) 906-2000


     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------
                         CALCULATION OF REGISTRATION FEE


                                                            Proposed           Proposed
Title of each class of                                      maximum            maximum            Amount of
class of securities to be              Amount to be         offering price     aggregate          registration
registered                             registered           per unit (1)       offering price     fee
Preferred Securities of VNB
Capital Trust I                        7,000,000 shares     $25                $175,000,000       $43,750

Junior Subordinated Debentures of
Valley National Bancorp (2) (3)
                                         --                  --                   --                --

Guarantee of Valley National
Bancorp with respect to the above
referenced Preferred Securities (3)      --                  --                   --                --

Total                                  7,000,000 shares     $25                $175,000,000       $43,750


(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) The junior subordinated debentures will be purchased by VNB Capital Trust I with the proceeds of the sale of the preferred securities. No separate consideration will be received for such debentures, which may be distributed to the holders of the preferred securities upon the liquidation of VNB Capital Trust I.

(3) This Registration Statement is deemed to cover the preferred securities of VNB Capital Trust I, the junior subordinated debentures and the guarantee. It includes the rights of the holders of the preferred securities under the guarantee and certain back-up undertakings, comprised of the obligations of Valley National Bancorp under the declaration of trust of VNB Capital Trust I and as borrower under the junior subordination debentures, to provide certain indemnities in respect of, and pay and be responsible for certain costs, expenses, debts and liabilities of, VNB Capital Trust I (other than with respect to the preferred securities) and such obligations of Valley National Bancorp as set forth in the declaration of trust of VNB Capital Trust I and the junior subordinated indenture, in each case as amended from time to time and as further described in the registration statement. The guarantee, when taken together with Valley National Bancorp's obligations under the junior subordinated debentures, the indenture and the declaration of trust, will provide a full and unconditional guarantee on a subordinated basis by Valley National Bancorp of payments due on the preferred securities. No separate consideration will be received for any guarantees or such back-up obligations.

                            ------------------------

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Valley National Bancorp, the Trust and the underwriters may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion

                  Preliminary prospectus dated October 12, 2001

PROSPECTUS

                         [Valley National Bancorp Logo]

                         7,000,000 Preferred Securities

                                   VNB Trust I

               % Trust Originated Preferred Securities/sm/ (TOPrS/sm/)

                 (liquidation amount $25 per preferred security)

                      fully and unconditionally guaranteed,

                       as described in this prospectus, by

                             Valley National Bancorp

                             ----------------------

                                   The Trust:

VNB Trust I is a Delaware business trust. The trust will:

     . sell % Trust Originated Preferred Securities/sm/, the "TOPrS/sm/" or the "preferred securities," representing undivided beneficial interests in the assets of the trust to the public;

     . sell common securities representing undivided beneficial interests in the assets of the trust to Valley National Bancorp;

     .    use the proceeds from these sales to buy an equal principal amount of
          junior subordinated debentures due        ,2031 of Valley National
          Bancorp; and

     . distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the preferred and common securities.

                            Quarterly Distributions:

     . For each preferred security that you own, you will receive cumulative cash distributions at an annual rate equal to % on the liquidation amount of $25 per preferred security, on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2001.

     . Valley National Bancorp can defer interest payments on the junior subordinated debentures at any time for up to 20 consecutive quarterly periods. If Valley National Bancorp does defer interest payments, the trust will also defer payment of distributions on the preferred and common securities. However, deferred distributions will themselves
          accrue interest at an annual rate equal to   %, compounded quarterly,
           to the extent permitted by law.

                            Valley National Bancorp:

     . Valley National Bancorp will fully and unconditionally guarantee the payment by the trust of the preferred securities based on obligations discussed in this prospectus.

     The trust will apply to have the preferred securities listed on the New
York Stock Exchange under the symbol "   ." If approved for listing, trading is
expected to commence within 30 days after the preferred securities are first issued.

     Investing in the preferred securities involves risks which are described in the "Risk Factors" section beginning on page 8 of this prospectus.


                                                         Per Preferred
                                                            Security             Total
                                                        ----------------   ----------------
Public offering price ..............................          $25.00          $175,000,000
Underwriting commission to be paid by
  Valley National Bancorp ..........................            $                  $
Proceeds to the trust ..............................            $                  $


     The preferred securities are not deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The preferred securities will be ready for delivery in book-entry form
through The Depository Trust Company on or about         , 2001.

Merrill Lynch & Co.                             Sandler O'Neill & Partners, L.P.

Legg Mason Wood Walker
     Incorporated

                    Lehman Brothers

                                 Ryan, Beck & Co.

                                               Salomon Smith Barney

                                                                 UBS Warburg

                             ----------------------
                     The date of this prospectus is          , 2001.

----------
"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS
                                -----------------

Prospectus                                                                  Page
----------                                                                  ----

Summary Information - Q&A .................................................    3
Risk Factors ..............................................................    8
VNB Capital Trust I .......................................................   14
Selected Consolidated Financial Data ......................................   15
Capitalization ............................................................   18
Regulatory Capital Ratios .................................................   19
Accounting Treatment ......................................................   20
Use of Proceeds ...........................................................   21
Description of the Preferred Securities ...................................   22
Description of the Junior Subordinated Debentures .........................   34
Description of the Guarantee ..............................................   46
Relationship Among the Preferred Securities,
         the Junior Subordinated Debentures and the Guarantee .............   49
Book-Entry Issuance .......................................................   51
Material Federal Income Tax Consequences ..................................   54
ERISA Considerations ......................................................   58
Underwriting ..............................................................   62
Legal Matters .............................................................   65
Experts ...................................................................   65
Where You Can Find Additional Information .................................   65
A Warning about Forward-Looking Information ...............................   66

                               ------------------

     You should rely only on the information contained in or incorporated by reference in this prospectus. This prospectus may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained or incorporated by reference in this prospectus. We and the Trust have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     We and the Trust are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the preferred securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     References in this prospectus to "we," "us" and "our" refer to Valley National Bancorp and its consolidated subsidiaries, unless otherwise specified. As used in this prospectus, the "Trust" refers to VNB Capital Trust I.

                           SUMMARY INFORMATION -- Q&A

     The following information supplements, and should be read together with, the information contained in other parts of this prospectus. This summary highlights selected information from this prospectus to help you understand the preferred securities. You should carefully read this prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 8 of this prospectus to determine whether an investment in the preferred securities is appropriate for you.

     For your convenience, we make reference to specific page numbers in this prospectus for more detailed information on some of the terms and concepts used throughout this prospectus.

What are the preferred securities?

     Each preferred security represents an undivided beneficial interest in the assets of VNB Capital Trust I, the "Trust." Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus. The underwriters are offering preferred securities at a price of $25 for each preferred security.

Who is VNB Capital Trust I?

     The Trust is a statutory business trust created under Delaware law. The Trust's business and affairs are conducted by the property trustee, the Delaware trustee and the three individual administrative trustees, who are officers of Valley National Bancorp. The Trust exists for the exclusive purposes of:

     . issuing the preferred securities, which represent undivided beneficial ownership interests in the Trust's assets;

     . issuing the common securities to us in a total liquidation amount equal to at least 3% of the Trust's total capital;

     . using the proceeds from these issuances to buy our junior subordinated debentures;

     . maintaining the Trust's status as a grantor trust for federal income tax purposes; and

     . engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of preferred securities.

Accordingly, the junior subordinated debentures will be the sole assets of the Trust, and payments under the junior subordinated debentures will be the sole revenues of the Trust. We will own all of the common securities of the Trust.

Who is Valley National Bancorp?

     Valley National Bancorp is a New Jersey corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We are headquartered in Wayne, New Jersey, and as of June 30, 2001 we had total assets of $8.1 billion, total loans of $5.2 billion and total deposits of $6.2 billion. Our reported net income per diluted share was $1.51 in 1999, $1.60 in 2000, and $0.80 for the first six months of 2001. Net income per diluted share for the first six months of 2001 was $0.89 before the merger-related charges for the acquisition of Merchants New York Bancorp, Inc.

     Net interest income, generated primarily through loans, continues to be our primary source of income. As of June 30, 2001, the percentage breakdown of our loans by category was as follows:

     .    Commercial Loans, including                                   49%

          .    Commercial Mortgage                           24.5%

          .    Commercial                                    20.5%

          .    Construction                                   3.9%

     .    Consumer Loans, including                                     27%

          .    Automobile                                    18.2%

          .    Home Equity                                    6.2%

          .    Credit Card                                    0.5%

          .    Other Consumer                                 1.7%

     .    Residential Mortgage Loans                                    24%

     Our principal subsidiary is Valley National Bank, a national banking association, chartered in 1927. The bank operates approximately 125 branch offices. Of these, approximately 118 branches are located in 78 communities serving 10 counties in Northern New Jersey and seven branches are located in New York City. The services provided by the bank include:

     .    the acceptance of demand, savings and time deposits;

     . extension of consumer, real estate, Small Business Administration and commercial loans; and

     . full personal and corporate trust, as well as pension and fiduciary, services.

     Valley National Bank has several wholly-owned subsidiaries to serve our customers, which include:

     .    a mortgage servicing company;

     .    a title insurance agency;

     . SEC registered investment advisers providing asset management services;

     . a finance company located in Toronto, Canada, which makes loans through a program with an insurance company;

     .    a subsidiary specializing in asset-based lending; and

     . a new leasing company which offers commercial equipment leases and originates general aviation aircraft loans.

     On January 19, 2001, we acquired Merchants New York Bancorp, parent of The Merchants Bank of New York headquartered in Manhattan. At the date of acquisition, Merchants Bank, a commercial bank, had total assets of approximately $1.5 billion and seven branch offices, all located in Manhattan. The transaction was accounted for using the pooling of interests method of accounting. The outstanding shares of Merchants common stock were exchanged for approximately 14.3 million shares of our common stock. In connection with our merger with Merchants New York Bancorp, Merchants Bank merged with and into Valley National Bank. Our consolidated financial statements and the financial information in this prospectus have been restated to include Merchants' financial results for all periods presented.

     In June 2001 we began operations of Valley Commercial Capital, LLC, our new leasing company that offers both commercial equipment leases and financing for general aviation aircraft. This transaction involved the purchase of approximately $44 million of small aircraft loans.

When will you receive quarterly distributions?

     If you purchase the preferred securities, you are entitled to receive
cumulative cash distributions at an annual rate of   % of the liquidation amount
of $25 per preferred security. Distributions will accumulate from the date the Trust issues the preferred securities and will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2001.

When can payment of your distributions be deferred?

     We can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods unless an event of default under the junior subordinated debentures has occurred and is continuing (see page 37). A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures, which
is            , 2031.

     If we defer interest payments on the junior subordinated debentures, the Trust will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accrue on the preferred
securities at an annual rate of     % of the liquidation amount of $25 per
preferred security. Also, the deferred distributions will themselves accrue interest (to the extent permitted by law) at an annual rate of %, compounded quarterly. Once we make all interest payments on the junior subordinated debentures, with accrued interest, we can again postpone interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

     During any period in which we defer interest payments on the junior subordinated debentures, we will not be permitted to:

     . declare or pay a dividend or make any other payment or distribution on its capital stock;

     . redeem, purchase or make a liquidation payment on any of its capital stock;

     . make an interest, principal payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debentures; or

     .    make any guarantee payments relating to any of the above.

     There are limited exceptions to these restrictions which are described
beginning on page    .

     If we defer the payment of interest on the junior subordinated debentures, the preferred securities will be treated as being reissued with original issue discount for United States federal income tax purposes. This means that, beginning at the time of deferral, you will be required to recognize interest income with respect to distributions even during the period those distributions are deferred and include those amounts in your gross income for United States federal income tax purposes before you receive any cash distributions relating to those interest payments. See "Material Federal Income Tax Consequences" beginning on page 55.

When can the Trust redeem the preferred securities?

     The Trust will redeem all of the outstanding preferred securities when the
junior subordinated debentures are paid at maturity on                , 2031.
In addition, if we redeem any junior subordinated debentures before their maturity, the Trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis, preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

     We can redeem some or all of the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued interest to the date of redemption:

     .    on one or more occasions any time on or after              , 2006; and

     .    before            , 2006, if specified changes in bank regulatory,
          investment company or tax laws occur (each of which is a "special event" and each of which is more fully described beginning on page 39), and within 90 days of the occurrence of the special event.

     Any redemption of the junior subordinated debentures may require approval of the Board of Governors of the Federal Reserve System.

What is our guarantee of the preferred securities?

     We will fully and unconditionally guarantee the preferred securities based on:

     .    our obligations under the guarantee; and

     . our obligations under the declaration of trust which governs the terms of the preferred securities (see page 23); and

     . our obligations under the indenture which governs the terms of the junior subordinated debentures (see page 35).

     If we do not make a payment on the junior subordinated debentures, the Trust will not have sufficient funds to make payments on the preferred securities. The guarantee does not cover payments when the Trust does not have sufficient funds to make payments on the preferred securities.

     Our obligations under the guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the guarantee agreement, and will rank on a equal basis with other guarantees that may be issued by us with respect to preferred securities issued by other trusts.

When could the junior subordinated debentures be distributed to you?

     We have the right to dissolve the Trust at any time. If we decide to exercise our right to dissolve the Trust, the Trust will, after satisfaction of liabilities to creditors of the Trust, redeem the preferred securities by distributing the junior subordinated debentures to holders of the preferred securities on a pro rata basis.

     Any distribution of the junior subordinated debentures may require approval of the Board of Governors of the Federal Reserve System.

 Will the preferred securities be listed on a stock exchange?

     The Trust will apply to have the preferred securities listed on the NYSE
under the symbol "           ." If approved for listing, trading is expected to
commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily assure that a liquid trading market will be available for the preferred securities. If the Trust distributes the junior subordinated debentures, we will use our best efforts to list the junior subordinated debentures on the NYSE or any other exchange or other organization on which the preferred securities are then listed.

What happens if the Trust is dissolved and the junior subordinated debentures are not distributed?

     The Trust may also dissolve in circumstances where the junior subordinated debentures will not be distributed. In those situations, the Trust will, after satisfaction of liabilities to creditors of the Trust, pay the liquidation amount of $25 for each preferred security, plus unpaid distributions to the date the payment is made. The Trust will be able to make this distribution of cash only if the junior subordinated debentures are redeemed by us.

In what form will the preferred securities be issued?

     The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, "DTC," or its nominee. This means that you will not receive a certificate for your preferred securities. The Trust expects that the preferred securities will be ready for delivery through DTC on
or about           , 2001.

                                  RISK FACTORS

     Before purchasing any preferred securities, you should read carefully this prospectus and any documents incorporated by reference in this prospectus and pay special attention to the following risk factors.

     Because the Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because The Trust may distribute the junior subordinated debentures in exchange for the preferred securities, you are making an investment regarding the junior subordinated debentures as well as the preferred securities. You should carefully review the information in this prospectus about the preferred securities, the guarantee and the junior subordinated debentures.

We cannot make payments under the guarantee or the junior subordinated debentures if we default on our obligations that are more senior, and you may lose all or part of your investment in the preferred securities.

     Our obligations under junior subordinated debentures are unsecured and rank:

     .    junior to all of our senior indebtedness;

     . junior to all of our subsidiaries' liabilities, including the bank's deposit accounts;

     .    senior to our capital stock; and

     . equal to any other junior subordinated debentures and guarantees we may issue in the future with respect to preferred securities of other trusts we may issue.

     Our obligations under the guarantee are unsecured and rank:

     . subordinate and junior in right of payment to all our other liabilities in the same manner as the junior subordinated debentures as set forth in the indenture; and

     . equally with all guarantees we may issue in the future with respect to preferred securities of other trusts.

     This means that we cannot make any payments under the guarantee or the junior subordinated debentures if we default on payments of any of our senior indebtedness. In addition, if the maturity of the junior subordinated debentures is accelerated, we cannot make any payments under the guarantee or the junior subordinated debentures until all of our senior indebtedness is paid in full. Finally, if we liquidate, go bankrupt or dissolve, we would be able to pay under the guarantee and the junior subordinated debentures only after we have paid all of our liabilities that are senior to the guarantee. At June 30, 2001 we had approximately $10.0 million in senior indebtedness.

     If we default on our obligations to pay principal or interest on the junior subordinated debentures, the Trust will not have sufficient funds to make distributions, redemptions or liquidation payments on the preferred securities. This means you will not be able to rely upon our guarantee for payment of distributions, redemptions or liquidation payments. Instead, you may seek legal redress against us directly to collect payments owed to you or rely on the property trustee to enforce the rights of the Trust under the junior subordinated debentures against us.

     The preferred securities, the guarantee, the junior subordinated debentures and the indenture do not limit our ability to incur additional debt, including debt that is senior to the junior subordinated debentures in priority of payment.

     The ability of the Trust to make payments due on the preferred securities is solely dependent on us making payments on the junior subordinated debentures as and when required. If the Trust cannot make payments on the preferred securities, your investment in the preferred securities may become worthless.

If Valley National Bank, our bank subsidiary, is unable to pay dividends to us and if we cannot borrow from the bank or elsewhere, we may not be able to make payments under the junior subordinated debentures and the guarantee, which would prevent the Trust from making any payments on the preferred securities.

     We are a legal entity separate and distinct from our subsidiaries. Our revenues (on a parent company only basis) result in substantial part from dividends paid to us by our subsidiary, Valley National Bank. Payments of dividends to us by the bank, without prior regulatory approval, are subject to regulatory limitations.

     Under the National Bank Act, a national bank may declare dividends only if its surplus equals or exceeds its common capital. Moreover, a national bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the national bank in any calendar year exceeds the total of the national bank's retained net income of that year to date, combined with its retained net income of the preceding two years, unless the dividend is approved by the Office of the Comptroller of the Currency, or OCC. Notwithstanding the permissibility of a particular dividend payment under the National Bank Act, under the Federal Deposit Insurance Act, a bank may not pay dividends, if, after payment of the dividends, the bank would be "undercapitalized," as that term is defined under the statute. Lastly, the OCC has the authority to prohibit the bank from paying dividends or otherwise supplying funds to us if it determines that such payment would constitute an unsafe and unsound banking practice. As of June 30, 2001, approximately $21.0 million was available for the payment of dividends by Valley National Bank to us without further approval from the bank regulating authorities.

     In addition to regulatory restrictions on the payment of dividends, Valley National Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the bank. These restrictions prevent affiliates of the bank, including us, from borrowing from the bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of the bank's capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of the bank's capital stock and surplus.

     If we do not receive sufficient cash dividends or borrowings, then it is unlikely that we will have sufficient funds to make payments on the junior subordinated debentures and the guarantee, thereby leaving insufficient funds for the Trust to make payments to you on the preferred securities.

     Also, as a bank holding company, our right to receive any distribution of assets of any subsidiary, upon that subsidiary's liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary under the Federal Deposit Insurance Act. For example, if Valley National Bank were to be liquidated or reorganized, depositors of the bank would have the right to receive distributions from the bank before us unless we were considered a creditor of the bank. At June 30, 2001, the bank had total liabilities, including deposits, of $7.4 billion.

We can defer interest payments on the junior subordinated debentures, causing your payments under the preferred securities to stop, which will have adverse tax consequences to you and may affect the market price of the preferred securities.

     We have the right to defer interest payments on the junior subordinated
debentures for up to 20 consecutive quarterly periods, but not beyond          ,
2031. If we defer interest payments, the Trust will defer paying distributions to you on your preferred securities during the deferral period. In addition, if we pay all interest then accrued and unpaid on the junior subordinated debentures, we may elect to begin a new deferral period. There is no limitation on the number of times that we may elect to begin a deferral period.

     If we exercise our right to defer payments of interest on the junior subordinated debentures, you will be required to accrue income (as original issue discount) in respect of the deferred stated interest allocable to your preferred securities for federal income tax purposes. As a result, you will be required to recognize income for federal income tax purposes before you receive any cash. Furthermore, if you sell your preferred securities prior to the record date for the distribution payment, you will not receive the cash related to this interest income.

     As a result of our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities that are not subject to such deferral options. We do not currently intend to exercise our right to defer interest payments on the junior subordinated debentures. However, if we exercise this right in the future, the market price of the preferred securities will probably decline and the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell your preferred securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the preferred securities until the end of the deferral period.

The preferred securities guarantee agreement covers payments only if the Trust has cash available to make payments to holders of preferred securities, which the Trust may not have.

     The ability of the Trust to pay scheduled distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of the preferred securities is solely dependent upon us making the related payments on the junior subordinated debentures to the Trust when due. If we default, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, holders of preferred securities will not be able to rely upon the preferred securities guarantee agreement for payment of these amounts. Instead, holders of preferred securities must rely solely on the property trustee to enforce the Trust's rights under the junior subordinated debentures or may directly sue us to collect their pro rata share of payments owed. In this situation, holders of preferred securities may not be able to collect any or all of the payments owed to them by the Trust.

Distribution of junior subordinated debentures may be taxable and may depress trading prices to a price below the price that you paid for the preferred securities.

     We have the right to dissolve the Trust at any time if the dissolution and any distribution of the junior subordinated debentures would not be taxable to the holders of the preferred securities. If we dissolve the Trust, the Trust will be liquidated by distribution of the junior subordinated debentures to holders of the preferred securities and the common securities after satisfaction of liabilities to creditors of the Trust.

     Under current federal income tax laws, that distribution would not be taxable to you unless the Trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved. In addition, if there is a change in law, a distribution of junior subordinated debentures to you on the dissolution of the Trust could also be a taxable event.

     Your investment in the preferred securities may decrease in value if the junior subordinated debentures are distributed to you upon a liquidation of the Trust. We cannot predict the liquidity of the market price or market prices, if any, for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     We may not be able to deduct the payments we make on the junior subordinated debentures for federal income tax purposes, which could significantly increase our income tax liability and could impair our ability to make payments on the preferred securities.

     Our ability to deduct interest paid on the junior subordinated debentures will depend on whether the junior subordinated debentures are characterized as debt instruments for United States federal income tax purposes, taking all the relevant facts and circumstances into account. Our counsel has rendered an opinion to us that the junior subordinated debentures are debt instruments for United States federal income tax purposes. Accordingly, we intend to deduct interest on the junior subordinated debentures for United States federal income tax purposes. However, a legal opinion is not binding on the tax authorities or the courts. If the tax authorities or the courts determine that we are not able to deduct interest on the junior subordinated debentures, we would have significant additional income tax liability. This tax liability may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and, consequently, the Trust's ability to make payments on the preferred securities. This tax liability would also give us the right to redeem the junior
subordinated, debentures in whole prior to                , 2006, which would
require the Trust to redeem the corresponding amount of the preferred securities.

We will control the Trust and you will have limited voting rights, and our interests may not be aligned with yours.

     As a holder of preferred securities, you will have limited voting rights. You can vote only to modify specified terms of the preferred securities or on the removal of the property and Delaware trustees of the Trust upon a limited number of events. We, along with the property trustee and the administrative trustees, may amend the declaration without your consent even if those actions adversely affect your interests, to ensure that the Trust:

     . will continue to be classified as a grantor trust for federal income tax purposes; and

     . will not be required to register as an "investment company" under the Investment Company Act of 1940.

     You will not have any voting rights regarding Valley National Bancorp or the administrative trustees or with respect to any matters submitted to a vote of our common shareholders. Because we will control the Trust, our interests may not be aligned with your interests.

The preferred securities may be redeemed prior to their maturity date and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

     Generally, the junior subordinated debentures (and therefore the preferred
securities) may not be redeemed prior to             , 2006. After            ,
2006, we will have the right, subject to receipt of any necessary Federal Reserve approval, to redeem the junior subordinated debentures (and therefore the preferred securities) in whole or in part at a price equal to 100% of their principal amount plus any accrued and unpaid interest. However, if specified events occur relating to changes in tax law, the Investment Company Act of 1940 or the treatment of the securities for bank regulatory capital purposes, then we will be able, subject to receipt of any necessary Federal Reserve approval, to redeem all of the junior subordinated debentures at a price equal to 100% of
their principal amount plus any accrued and unpaid interest before             ,
2006. If a redemption of the junior subordinated debentures occurs, the Trust must use the redemption price it receives to redeem all of the preferred securities.

     You may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the preferred securities.

The limited covenants relating to the preferred securities and the junior subordinated debentures do not protect you.

     The covenants in the governing documents relating to the preferred securities and the junior subordinated debentures are extremely limited. As a result, the governing documents do not protect you in the event of an adverse change in our financial condition or results of operations. You should not consider the terms of the governing documents to be a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

Trading characteristics of the preferred securities may create adverse tax consequences for you.

     The preferred securities may trade at a price that does not reflect the value of the accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your preferred securities between the record date for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include in your income accrued but unpaid interest on the junior subordinated debentures allocable to the preferred securities through the date of disposition. If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which can only be applied to a limited extent to offset ordinary income for federal income tax purposes.

There is no existing market for the preferred securities, and even if a market develops, it may be subject to extreme price fluctuations.

     Prior to this offering, there has been no public market for the preferred securities. The Trust will apply to have the preferred securities listed on the New York Stock Exchange. Trading of the preferred securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the preferred securities. In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell preferred securities to a minimum of 400 beneficial holders. We cannot assure you that the preferred securities will be listed on the New York Stock Exchange or, if listed, that the preferred securities will continue to be approved for listing on the New York Stock Exchange. In addition, a listing does not guarantee that a trading market for the preferred securities will develop or, if a trading market does develop, the depth of that market or the ability of the holders to sell their preferred securities easily. The underwriters have advised us and the Trust that they intend to make a market in the preferred securities prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice.

     The trading price of the preferred securities could widely fluctuate in response to variations in operating results, general market prices movements, interest rates, developments specifically related to the banking industry, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years.

     As discussed above, we will have the right to dissolve the Trust and to distribute the junior subordinated debentures to holders of preferred securities. Under those circumstances, we will use our best efforts to list the junior subordinated debentures on a market or an exchange. However, there is no existing market for the junior subordinated debentures and, if distributed to holders of preferred securities, the junior subordinated debentures will be subject to risks similar to those described in the two preceding paragraphs.

                               VNB CAPITAL TRUST I

     The Trust is a statutory business trust created under Delaware law. The Trust exists for the exclusive purposes of:

     . issuing the preferred securities, which represent undivided beneficial ownership interests in the Trust's assets;

     . issuing the common securities to us in a total liquidation amount equal to at least 3% of the Trust's total capital;

     . using the proceeds from the issuances to buy our junior subordinated debentures;

     . maintaining the Trust's status as a grantor trust for federal income tax purposes; and

     . engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of preferred securities.

     The junior subordinated debentures will be the sole assets of the Trust, and, accordingly, payments under the junior subordinated debentures will be the sole revenues of the Trust. We will acquire and own all of the common securities of the Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The common securities will rank on a parity with, and payments will be made on the common securities pro rata with, the preferred securities, except that upon an event of default under the amended and restated declaration of trust resulting from an event of default under the debentures, our rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the preferred securities.

     The Trust has a term of 31 years, but may dissolve earlier as provided in the declaration. The Trust's business and affairs are conducted by the trustees. The trustees for the Trust will be The Bank of New York, as the property trustee, The Bank of New York (Delaware) as the Delaware trustee, and three administrative trustees who are officers of Valley National Bancorp. The Bank of New York, as property trustee, will act as sole indenture trustee under the declaration. The Bank of New York will also act as guarantee trustee under the guarantee and as debenture trustee under the indenture. The holder of the common securities of the Trust will be entitled generally to appoint, remove or replace the property trustee and/or the Delaware trustee. In the event of a default of the declaration, the holders of a majority in liquidation amount of the preferred securities may appoint, remove or replace the property trustee and/or the Delaware trustees, instead. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in the holder of the common securities.

     The duties and obligations of each trustee are governed by the declaration. As issuer of the junior subordinated debentures, we will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on, the preferred securities) related to the Trust and the offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is c/o Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470 and its telephone number is 973-305-8800.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following presents our selected consolidated financial data for the six months ended June 30, 2001 and 2000 and for each of the years in the five-year period ended December 31, 2000. The financial data as of and for the six months ended June 30, 2001 and 2000 have been derived from our unaudited consolidated quarterly financial statements incorporated by reference in this prospectus and, in the opinion of management, include all adjustments, consisting of only normal, recurring adjustments, considered necessary for a fair presentation. The financial data as of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999 and 1998 have been derived from our audited restated consolidated financial statements included in our Form 8-K filed with the SEC on October 1, 2001, which is incorporated by reference in this prospectus. The financial data as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1997 and 1996 have been restated to reflect the Merchants New York Bancorp, Inc. merger, which was consummated on January 19, 2001 in a transaction accounted for as a pooling-of-interests. Certain amounts in prior periods have been reclassified to conform to current year presentation. The selected consolidated financial data for the six months ended June 30, 2001 is not necessarily indicative of our operating results or financial condition to be expected for any future period. You should read the selected consolidated financial data in conjunction with our consolidated financial statements and notes thereto incorporated by reference in this prospectus.




                                        Six Months
                                      Ended June 30,                               Years Ended December 31,
                                      --------------            ------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997          1996
                                    ----          ----          ----          ----          ----          ----          ----
                                            (Dollars in thousands, except per share data)
Income Statement Data:
Interest income                 $284,609      $278,571      $568,206      $517,818      $497,561      $489,639      $459,939
Interest expense                 120,955       121,675       252,648       208,792       208,531       212,436       202,050
                              ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income              163,654       156,896       315,558       309,026       289,030       277,203       257,889
Provision for loan losses          4,935         5,325        10,755        11,035        14,070        14,830         6,536
                              ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income after
 provision for loan losses       158,719       151,571       304,803       297,991       274,960       262,373       251,353
Non-interest income               34,425        28,540        59,100        53,803        50,822        50,377        37,896
Non-interest expense              95,653        82,546       171,139       164,719       170,097       163,579       156,851
                              ----------    ----------    ----------    ----------    ----------    ----------    ----------
Income before income taxes        97,491        97,565       192,764       187,075       155,685       149,171       132,398
Income taxes                      34,369        32,955        66,027        61,734        38,512        44,458        45,167
                              ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income(1)                    $63,122       $64,610      $126,737      $125,341      $117,173      $104,713       $87,231
                              ==========    ==========    ==========    ==========    ==========    ==========    ==========

Per Common Share Data:
Earnings per share:(1)
   Basic                           $0.81         $0.81         $1.61         $1.52         $1.41         $1.26         $1.07
   Diluted                          0.80          0.81          1.60          1.51          1.39          1.24          1.06
Book value                          8.90          7.87          8.41          8.04          8.41          7.75          7.13
Dividends                           0.51          0.49          0.98          0.93          0.85          0.73          0.66

Performance Ratios:(1)
Return on average assets            1.59%         1.70%         1.66%         1.70%         1.70%         1.54%         1.34%
Return on average equity           18.64%        20.69%        20.24%        18.30%        17.72%        16.88%        14.96%
Net interest margin                 4.39%         4.39%         4.40%         4.49%         4.52%         4.42%         4.35%

Financial Condition Data
 (at period end):
Total assets                  $8,126,153    $7,662,405    $7,901,260    $7,755,707    $7,168,540    $6,882,167    $6,768,951
Investment securities held
 to maturity                     443,447       633,466       577,450       560,673       495,252       422,224       453,377
Investment securities
 available for sale            1,988,126     1,480,244     1,626,086     1,644,167     1,673,015     1,680,828     1,673,814
Loans                          5,196,318     5,109,093     5,189,110     4,991,849     4,509,412     4,304,348     4,080,613
Allowance for loan losses         61,996        65,432        61,995        64,228        62,606        59,337        58,543
Deposits                       6,196,179     5,945,304     6,136,828     6,010,233     5,904,473     5,756,168     5,861,594
Shareholders' equity             695,406       617,253       655,982       652,708       702,787       646,794       599,867

Asset quality ratios:
Non-performing assets/total
 assets                             0.08%         0.10%         0.05%         0.08%         0.17%         0.22%         0.35%
Non-performing loans/total
 loans                              0.12%         0.13%         0.07%         0.08%         0.17%         0.24%         0.43%

Regulatory Capital Ratios:
Tier 1 risk-based capital          11.65%        11.26%        11.26%        12.03%        13.82%        14.03%        13.53%
Total risk-based capital           12.68%        12.39%        12.33%        13.17%        15.05%        15.15%        14.81%
Tier 1 leverage capital             8.44%         8.36%         8.48%         8.81%         9.71%         9.15%         8.62%


                                                    Six Months
                                                  ended June 30,                      Years ended December 31,
                                               --------------------       ------------------------------------------------
                                               2001         2000          2000       1999       1998       1997       1996
                                               ----         ----          ----       ----       ----       ----       ----
Ratio of Earnings to Fixed Charges(2):
----------------------------------
Excluding interest on deposits(3)              4.12 X       4.23 X        4.03 X     5.62 X     7.19 X     8.36 X     10.94 X
Including interest on deposits(4)              1.80 X       1.80 X        1.76 X     1.89 X     1.74 X     1.70 X      1.65 X


(1) For the six months ended June 30, 2001, net income, earnings per share data and the performance ratios include the merger-related charges, net of tax, recorded in connection with the Merchants New York Bancorp, Inc. merger on January 19, 2001 of $7.0 million, or $0.09 per diluted share. Excluding the merger-related changes, the annualized return on average assets for the six months ended June 30, 2001 would be 1.77% and the annualized return on average equity would be 20.72%.

(2) The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

(3) For the purpose of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.

(4) For the purpose of computing the ratio of earnings, including interest on deposits, to net fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization at June 30, 2001:

     .    on an actual basis; and

     . as adjusted to give effect to the receipt and application by us of the net proceeds we expect to receive from the sale of the preferred securities in this offering.


                                                                                        June 30, 2001
                                                                               --------------------------------------
                                                                                  Actual               As Adjusted
                                                                               ------------          ----------------
                                                                                           (In thousands)
Long-term debt(1) ....................................................             $ 949,768              $ 949,768
                                                                                   ---------              ---------
Company obligated mandatorily redeemable trust preferred
  securities of subsidiary trust holding solely junior
  subordinated debentures ............................................             $      --              $ 175,000
                                                                                   ---------              ---------
Preferred stock, no par value: authorized
  30,000,000 shares, none issued .....................................                    --                     --
Common stock, no par value: authorized 113,953,711
  shares; issued 78,176,866 shares ...................................                33,316                 33,316
Surplus ..............................................................               405,336                405,336
Retained earnings ....................................................               245,994                245,994
Unallocated common stock held by employee benefit
  plan ...............................................................                  (686)                  (686)
Accumulated other comprehensive income ...............................                11,446                 11,446
                                                                                   ---------              ---------

      Total shareholders' equity .....................................             $ 695,406              $ 695,406
                                                                                   ---------              ---------
       Total capitalization ..........................................             $ 695,406              $ 870,406
                                                                                   =========              =========


-----------------------

(1) Represents long-term debt of subsidiary bank consisting of Federal Home Loan Bank advances and repurchase agreements. This amount is not included in total capitalization because it is not rated debt.

                            REGULATORY CAPITAL RATIOS

     The following table sets forth our consolidated capital ratios at June 30, 2001:

     .    on an actual basis; and

     . as adjusted to give effect to the sale of the preferred securities in this offering.

                                                    June 30, 2001
                                               -----------------------

                                                  Actual        As Adjusted (1)
                                                  ------        ---------------

Tier 1 risk-based capital ...............         11.7%         14.2%
Total risk-based capital ................         12.7%         15.3%
Leverage ................................          8.4%         10.4%

------------

(1) Assumes the net proceeds are invested in 100% risk-weighted assets.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Trust will be treated as our subsidiary, and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet and appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities in the consolidated statements of income.

     Future reports we file under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will include a footnote to the consolidated financial statements stating that:

     .    the Trust is wholly-owned;

     . the sole assets of the Trust are the junior subordinated debentures (specifying the principal amount, interest rate and maturity date of the junior subordinated debentures); and

     . our obligations under the declaration, the junior subordinated debentures and related indenture and the guarantee, in the aggregate, constitute a full and unconditional guarantee by us of the obligations of the Trust under the preferred securities.

     We expect that the Trust will not be required to provide separate reports under the Exchange Act.

                                 USE OF PROCEEDS

     The Trust will issue the preferred securities and common securities and the proceeds from such issuances to buy our junior subordinated debentures. The net proceeds we will receive from the sale of the preferred securities, net of estimated underwriting discounts, commissions and other estimated offering
expenses, are estimated to be approximately $   million. The Trust will invest
all of the proceeds from the sale of the preferred securities in the junior subordinated debentures. We intend to use the net proceeds for general corporate purposes, which may include the repurchase of our common stock, the repayment of our debt and investments in or advances to our existing or future subsidiaries.

                     DESCRIPTION OF THE PREFERRED SECURITIES

     We have summarized below the material terms of the preferred securities. This summary is not a complete description of all of the terms and provisions of the preferred securities. For more information, we refer you to the form of the amended and restated declaration of trust, which we filed as an exhibit to the registration statement of which the prospectus is a part.

General

     The preferred securities will represent undivided beneficial ownership interests in the assets of the Trust.

         The preferred securities will be limited to $     aggregate liquidation
amount at any one time outstanding. The preferred securities will rank equally with the common securities, except as described under "Subordination of Common Securities." The property trustee will have legal title to the junior subordinated debentures and will hold them in trust for the benefit of you and the other holders of the preferred securities. Our guarantee for the benefit of the holders of the preferred securities is a guarantee on a subordinated basis with respect to the preferred securities but it does not guarantee payment of distributions or amounts payable on redemption of the preferred securities or liquidation of the Trust when the Trust does not have funds available for such payments.

Distributions

     Distributions on the preferred securities will be cumulative, and will accumulate from the date that the preferred securities are first issued.
Distributions will be payable at the annual rate of    % of the liquidation
amount, payable quarterly in arrears on the distribution dates, which are March 15th, June 15th, September 15th and December 15th of each year, commencing December 15, 2001 to the holders of the preferred securities on the relevant record dates. The record date will be the 1st day of the month in which the relevant payment date occurs. The record dates and payment dates for the preferred securities are the same as the record dates and payment dates for the junior subordinated debentures. Distributions payable on any preferred securities that are not paid on the scheduled distribution date will cease to be payable to the person in whose name such preferred securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such preferred securities are registered on a special record date set for this purpose. The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed in a 30-day month.

     Distributions not paid when due will accumulate additional distributions at
the annual rate of    % on the amount of unpaid distributions, compounded
quarterly.

     If any distribution date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day without any additional payments for the delay. A business day means any day other than a Saturday or a Sunday, or a day on which banking institutions in Wilmington, Delaware, Wayne, New Jersey or New York, New York are authorized or required by law or executive order to remain closed.

     The Trust's revenue available for distribution to holders of the preferred securities will be limited to our payments to the Trust under our junior subordinated debentures. If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. Our guarantee only covers the payment of distributions if and to the extent that the Trust has funds available to pay the distributions.

Deferral of Distributions

     As long as no debenture event of default exists, we have the right under the indenture to elect to defer the payment of interest on the junior subordinated debentures. We may exercise this right at any time or from time to time before the end of any deferral period, for no more than 20 consecutive quarterly periods. No deferral period will end on a date other than an interest
payment date or extend beyond           , 2031, the stated maturity date of the
junior subordinated debentures. If we defer payments, the Trust will defer quarterly distributions on the preferred securities during the deferral period subject to the above requirements. During any deferral period, distributions will continue to accumulate on the preferred securities and on any accumulated and unpaid distributions, compounded quarterly at the annual rate of %, to the extent permitted by law from the relevant distribution date. The term distributions includes any accumulated additional distributions.

     At the end of any deferral period and upon the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period. No interest will be due and payable during a deferral period until the deferral period ends. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer interest payments or to extend a deferral period at least five business days before the earlier of:

     . the date the distributions on the preferred securities would have been payable, except for the election to begin a deferral period; or

     . the date the property trustee is required to give notice to any securities exchange or automated quotation system or to holders of the preferred securities of the record date or the date such distributions are payable, but in any event at least five business days before such record date.

     There is no limitation on the number of times that we may elect to begin a deferral period.

     During any deferral period, we may not and we may not permit any subsidiary to:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

     . make any payment of principal of, or interest on, or repay, repurchase or redeem any debt securities (including any other debentures) that rank equal or junior to the junior subordinated debentures; or

     . make any guarantee payments with respect to any guarantee of the debt securities of any of our subsidiaries (including other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures.

     Notwithstanding the foregoing, during a deferral period the following is permitted:

     . a payment of dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

     . a declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

     .    a payment under the guarantee;

     . a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

     . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     . the purchase of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

     We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures.

Redemption

     We will have the right to redeem the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued interest to the date of redemption:

     .    in whole or in part, on or after           , 2006; and

     .    in whole but not in part, prior to           , 2006 if there are
          specified changes in the bank regulatory, investment company or tax laws that would adversely affect the status of the Trust, the preferred securities or the junior subordinated debentures (each of which is a special event and is described more fully below).

     Upon repayment at maturity on          , 2031 or redemption, in whole or
in part after           , 2006, or redemption in whole, but not in part, prior
to            , 2006 of the junior subordinated debentures (other than following the distribution of the junior subordinated debentures to you as a holder of the preferred securities and us, as the holder of the common securities), the property trustee will apply the proceeds from the repayment or redemption of the junior subordinated debentures (as long as the property trustee has received written notice no later than 45 days before the repayment) to redeem preferred securities and common securities having an aggregate liquidation amount equal to the principal amount of the junior subordinated debentures paid to the Trust. The redemption price for any preferred security or common security will be equal to the $25 liquidation amount of such security plus accumulated and unpaid distributions to the redemption date. The Trust will give notice of any redemption of preferred securities between 30 to 60 days prior to the redemption date.

     If we redeem less than all of the junior subordinated debentures on the stated maturity date or a redemption date, then the property trustee will allocate the proceeds of the redemption on a pro rata basis among the preferred securities and the common securities unless an event of default has occurred under the junior subordinated debentures, in which case no proceeds will be allocated to the common securities until the preferred securities are paid in full.

     We may have to obtain regulatory approval, including the approval of the Federal Reserve, before we redeem any junior subordinated debentures.

     The redemption price of the preferred securities will correspond to the maturity and redemption prices of the junior subordinated debentures.

Redemption Procedures

     The Trust may not redeem fewer than all of the outstanding preferred securities unless all accrued and unpaid distributions have been paid on all preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     Whenever we redeem or repay the junior subordinated debentures, the Trust will redeem preferred securities at the redemption price with the proceeds that it receives from our redemption or repayment of the junior subordinated debentures. Any redemption of preferred securities will be made and the redemption price will be payable on the redemption date only to the extent that the Trust has funds available to pay the redemption price.

     If the Trust gives a notice of redemption for the preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, with respect to:

     . the preferred securities held by DTC or its nominees, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the redemption price; and

     . the preferred securities held in certificated form, if any, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities.

     The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us.

     Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates. If the Trust gives a notice of redemption and funds are deposited as required, then immediately prior to the close of business on the redemption date, distributions will cease to accrue on the preferred securities called for redemption, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price, without interest, and the preferred securities called to be redeemed will cease to be outstanding.

     Any notice of redemption will be irrevocable. If any redemption date for the preferred securities is not a business day, then the redemption price, without interest or any other payment in respect of the delay, will be paid on the next business day.

     If payment of the redemption price is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee:

     . distributions on the preferred securities will continue to accumulate from the redemption date originally established by the Trust to the date such redemption price is actually paid; and

     . the actual payment date will be the redemption date for purposes of calculating the redemption price.

     Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of preferred securities at its registered address. Unless we default in payment of the redemption price on, or in the repayment of, the junior subordinated debentures, on and after the redemption date, distributions will cease to accrue on the preferred securities called for redemption.

     The Trust will not be required to:

          . issue, or register the transfer or exchange of, any preferred securities or common securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of preferred securities or common securities and ending at the close of business on the day of the mailing of the relevant notice of redemption; and

          . register the transfer or exchange of any preferred securities or common securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred securities or common securities being redeemed in part.

     Subject to applicable law, including, without limitation, federal securities laws and the regulations of the Federal Reserve Board, we or our subsidiaries may at any time, and from time to time, purchase outstanding preferred securities in the open market or by private agreement.

Liquidation of the Trust and Distribution of Junior Subordinated Debentures

     We will have the right at any time to dissolve the Trust and, after satisfying the liabilities owed to the Trust's creditors, we will have the right to distribute the junior subordinated debentures to the holders of the preferred securities and to us as holder of the common securities. This may require the prior approval of the Federal Reserve Board if approval is then required under applicable law, rules, guidelines or policies. If the junior subordinated debentures are distributed to the holders of the preferred securities, we will use our best efforts to cause the junior subordinated debentures to be listed on any exchange as the preferred securities are then listed. Our right to dissolve the Trust is subject to our receiving:

     . an opinion of counsel to the effect that if we distribute the junior subordinated debentures, the holders of the preferred securities will not experience a taxable event; and

     .    all required regulatory approvals.

     The Trust will automatically dissolve if:

     .    specified bankruptcy events occur, or we dissolve or liquidate;

     . we, as sponsor, have given written directions to the property trustee to dissolve the Trust (which direction is at our option and, except as described above, wholly within our discretion, as sponsor) and distribute junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities and the common securities to holders of such securities;

     . the Trust redeems all of the preferred securities and common securities in accordance with their terms;

     . the junior subordinated debentures are redeemed or repaid or there are no junior subordinated debentures outstanding;

     .    the Trust's term expires; or

     . a court of competent jurisdiction enters an order for the dissolution of the Trust.

     If the Trust is dissolved for any of the above reasons, except for a redemption of all preferred securities and the common securities, the administrative trustees will liquidate the Trust as quickly as they determine to be possible by distributing to holders of the preferred securities and the common securities, after satisfying the liabilities owed to the Trust's creditors, junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities and the common securities, unless the property trustee determines that this distribution is not practicable. If the property trustee determines that this distribution is not practicable, the holders of the preferred securities will be entitled to receive an amount equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions on the preferred securities to the date of payment out of the assets of the Trust available for distribution to holders, after satisfying the liabilities owed to the Trust's creditors as provided by applicable law. If such a distribution can be paid only in part because the Trust has insufficient assets available to pay the full amount of that distribution, then the amounts payable shall be paid pro rata on the preferred securities and the common securities, except that if an event of default exists under the indenture, the preferred securities will have a priority over the common securities.

     After the liquidation date is fixed for any distribution of junior subordinated debentures to holders of the preferred securities:

     .    the preferred securities will no longer be deemed to be outstanding;

     . DTC or its nominee will receive in respect of each registered global certificate representing preferred securities a registered global certificate representing the junior subordinated debentures to be delivered upon this distribution; and

     . certificates representing preferred securities not held by DTC or its nominee, if any, will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of those preferred securities, bearing an interest rate identical to the distribution rate of the preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those preferred securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case we will issue to those holders, and the debenture trustee will authenticate, a certificate representing the junior subordinated debentures.

     We cannot assure you of the market prices for the preferred securities or the junior subordinated debentures that may be distributed to you in exchange for the preferred securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the preferred securities that you purchase, or the junior subordinated debentures that you may receive upon a dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

     If we elect not to redeem the junior subordinated debentures prior to maturity and either elect not to or we are unable to liquidate the Trust and distribute the junior subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment
of the junior subordinated debentures on           , 2031.

Subordination of Common Securities

     Payment of distributions on, the redemption price of, and the liquidation distribution for, the preferred securities and the common securities, as applicable, will generally be made on a pro rata basis. However, if an event of default under the junior subordinated debentures exists on any distribution, redemption or liquidation date, no payment of any distribution on, or redemption price of, or liquidation distribution for, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before the distribution, redemption or liquidation date, or payment of the redemption price or liquidation distribution, is made in full. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, or liquidation distribution for, the preferred securities then due and payable.

     In the case of any event of default under the declaration, we, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured or waived. Until any event of default has been cured or waived, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

     An event of default under the junior subordinated debentures constitutes an event of default under the declaration.

     The declaration provides that within ten (10) business days after the property trustee has actual knowledge that any event of default has occurred, the property trustee will give notice of the event of default to the holders of the preferred securities, the administrative trustees and, to us, as sponsor, unless the event of default has been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether we and the administrative trustees have complied with the applicable conditions and covenants of the declaration.

     If an event of default under the junior subordinated debentures exists that is attributable to our failure to pay the principal or interest (including compounded interest and additional sums, if any) on the junior subordinated debentures on the due date, a holder of preferred securities may institute a direct action against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's preferred securities.

     If an event of default exists under the junior subordinated debentures, the preferred securities will have a preference over the common securities. An event of default does not entitle the holders of preferred securities to require the redemption of the preferred securities.

Removal of Issuer Trustees

     Unless an event of default exists under the debentures, we may remove the property trustee and the Delaware trustee at any time. If an event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all of the common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the declaration.

Merger or Consolidation of Issuer Trustees

     If the property trustee, the Delaware trustee or any administrative trustee that is not a natural person is merged, converted or consolidated into another entity, or the property trustee or the Delaware trustee is a party to a merger, conversion or consolidation which results in a new entity, or an entity succeeds to all or substantially all of the corporate trust business of the property trustee or the Delaware trustee, the new entity shall be the successor of the respective trustee under the declaration, provided that the entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets to any corporation or other entity, except as described below. The Trust may, at our request, as sponsor, and with the consent of the administrative trustees but without the consent of the holders of the preferred securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to a trust organized as such under the laws of any state; provided, that:

     .    the successor trust either:

          . expressly assumes all of the obligations of the Trust with respect to the preferred securities; or

          . substitutes securities for the preferred securities that have substantially the same terms as the preferred securities so long as the substitute securities rank equal to the preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     . we appoint a trustee of the successor trust possessing the same powers and duties as the property trustee with respect to the junior subordinated debentures;

     . the substitute securities are listed or quoted, or any substitute securities will be listed or quoted upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or quoted, if any;

     . if the preferred securities, substitute securities or junior subordinated debentures are rated by any nationally recognized statistical rating organization prior to such transaction, the transaction does not cause any of those securities to be downgraded by any such organization;

     . the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

     . the successor has a purpose substantially identical to that of the Trust;

     . prior to the transaction, we received an opinion from independent counsel to the Trust experienced in such matters to the effect that:

          . the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect (other than any dilution of such holders' interests in the new entity);

          . following the transaction, neither the Trust nor the successor will be required to register as an investment company under the Investment Company Act; and

          . the Trust continues to be, and any successor will be, classified as a grantor trust for federal income tax purposes; and

     . we, or any permitted successor or assignee, own all of the common securities of the successor and guarantee the obligations of the successor under the substitute securities at least to the extent provided by our guarantee and the common securities guarantee.

     Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause the Trust or the successor not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of the Declaration

     Except under limited circumstances and as otherwise required by law and the declaration, the holders of the preferred securities will have no voting rights.

     We, together with the property trustee and the administrative trustees, may amend the declaration from time to time, without the consent of the holders of the preferred securities, to:

          . cure any ambiguity, correct or supplement any provisions in the declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration, which are not inconsistent with the other provisions of the declaration; or

          . modify, eliminate or add to any provisions of the declaration as is necessary to ensure that at all times that any preferred securities are outstanding, the Trust will be classified as a grantor trust for federal income tax purposes, or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that the amendment would not adversely affect in any material respect the interests of the holders of the preferred securities.

     We, together with the trustees, may amend the declaration:

          . with the consent of holders of a majority in liquidation amount of the outstanding preferred securities; and

          . upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as being a grantor trust for federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act;

provided, that, without the consent of each holder of preferred securities and common securities, no amendment may change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities and common securities as of a specified date, change any of the redemption provisions, or restrict the right of a holder of preferred securities and common securities to sue for the enforcement of any payment on or after the specified date.

     So long as the property trustee holds any junior subordinated debentures, the trustees may not:

          . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

          .    waive certain past defaults under the indenture;

          . exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the junior subordinated debentures; or

          . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required;

without, in each case, obtaining the prior consent of the holders of a majority in liquidation amount of all outstanding preferred securities; provided, however, that where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected by the amendment, modification or termination, the property trustee will not give its consent without the prior approval of each holder of the preferred securities; provided further, where a consent under the indenture would require the consent of holders of more than or less than a majority of the aggregate principal amount of junior subordinated debentures affected thereby, only the holders of the percentage of aggregate stated liquidation amount of the preferred securities which is at least equal to the percentage required under the indenture may direct the property trustee to give such consent; provided further, that if an event of default under the debentures has occurred and is continuing, then holders of 25% of the aggregate liquidation amount of the preferred securities may direct the property trustee to declare the principal of and interest or other required payments on the junior subordinated debentures due and payable.

     The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities, except by subsequent vote of such holders. The property trustee shall notify each holder of preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will continue to be classified as a grantor trust for federal income tax purposes after taking the action into account.

     Any required approval of holders of preferred securities may be given at a meeting of the holders convened for the purpose of approving the matter or pursuant to written consent. The property trustee will cause a notice to be given of any meeting at which holders of preferred securities are entitled to vote or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of preferred securities in accordance with the declaration.

     No vote or consent of the holders of preferred securities will be required for the Trust to redeem and cancel the preferred securities in accordance with the declaration.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the Trust, the trustees or any affiliates thereof shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Form, Registration and Transfer

     The preferred securities will be represented by one or more preferred securities in registered, global form. The global preferred securities will be deposited upon issuance with the property trustee as custodian for DTC, in The Borough of Manhattan, City of New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC.

Miscellaneous

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust so that:

          . the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

          . the Trust will be classified as a grantor trust for federal income tax purposes; and

          . the junior subordinated debentures will be treated as our indebtedness for federal income tax purposes.

     We, together with the administrative trustees, are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the declaration, that we and the administrative trustees determine in our discretion is necessary or desirable, as long as it does not materially adversely affect the interests of the holders of the preferred securities.

     The declaration provides that holders of the preferred securities have no preemptive or similar rights to subscribe for any additional preferred securities and the issuance of preferred securities is not subject to preemptive or similar rights.

     We will make a commercially reasonable effort to maintain the listing of the preferred securities on the New York Stock Exchange or another national securities exchange or the Nasdaq National Market, but this listing requirement will not prevent us from redeeming all or a portion of the preferred securities in accordance with the declaration.

     The Trust may not, among other things, borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

     The declaration and preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

Information Concerning the Property Trustee

     Except if an event of default exists under the declaration, the property trustee will undertake to perform only the duties specifically set forth in the declaration. While such an event of default exists, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default exists and the property trustee is required to decide between alternative courses of action or to construe ambiguous provisions in the declaration or is unsure of the application of any provision of the declaration, and the matter is not one on which holders of the preferred securities or the common securities are entitled under the declaration to vote, then the property trustee shall take such action as directed by us and, if not directed, shall take such action as it deems advisable and in the best interests of the holders of the preferred securities and will have no liability, except for its own bad faith, negligence or willful misconduct.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     We have summarized below the material terms of the junior subordinated debentures. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the indenture and the form of the junior subordinated debentures, which we filed as exhibits to the registration statement of which this prospectus is a part. The Bank of New York will act as debenture trustee under the indenture.

General

     The Trust will issue the preferred securities and the common securities and use the proceeds from such issuances to buy junior subordinated debentures issued by Valley National Bancorp. The junior subordinated debentures will bear
interest at the annual rate of      % of the principal amount of the junior
subordinated debentures, payable quarterly in arrears on interest payment dates of March 15th, June 15th, September 15th and December 15th of each year to the person in whose name each junior subordinated debenture is registered at the close of business on the relevant record date, except that interest payable on the maturity date of the junior subordinated debentures shall be paid to the person to whom principal is paid. The record dates will be the 1st day of the month in which the relevant interest payment occurs. The first interest payment date for the junior subordinated debentures will be December 15, 2001. The period beginning on and including the date the junior subordinated debentures are first issued and ending on but excluding December 15, 2001 and each period beginning on and including an interest payment date and ending on but excluding the next interest payment date is an interest period.

     We anticipate that, until the liquidation, if any, of the Trust, each junior subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the preferred securities and common securities. The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any interest payment date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day (without any interest or other payment due to the delay).

     The distribution provisions of the preferred securities correspond to the interest payment provisions of the junior subordinated debentures because the preferred securities represent undivided beneficial ownership interests in the junior subordinated debentures.

     Accrued interest that is not paid on the applicable interest payment date will bear additional interest (to the extent permitted by law) at the rate of % per year, compounded quarterly, from the last interest payment date for which interest was paid. The term "interest" as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date.

     Notwithstanding anything to the contrary above, if the stated maturity date or date of earlier redemption falls on a day that is not a business day, the payment of principal and interest will be paid on the next business day, with the same force and effect as if made on such date, and no interest on such payments will accrue from and after such date.

     The junior subordinated debentures will be issued as a series of junior subordinated deferrable interest debentures under the indenture.

     The junior subordinated debentures will mature on           , 2031 unless
redeemed prior thereto in accordance with the terms discussed below.

     The junior subordinated debentures will rank equal to all of our other junior subordinated debentures and will be unsecured and rank subordinate and junior to all of our senior indebtedness to the extent and in the manner set forth in the indenture.

     We are a New Jersey corporation registered as a bank holding company and our bank subsidiary, Valley National Bank, directly or through its own subsidiaries, owns almost all of our operating assets. We are a legal entity separate and distinct from our subsidiaries. Our revenues (on a parent company only basis) result in substantial part from dividends paid to us by Valley National Bank. Payments of dividends to us by the bank, without prior regulatory approval, are subject to regulatory limitations.

     Under the National Bank Act, a national bank may declare dividends only if its surplus equals or exceeds its common capital. Moreover, a national bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the national bank in any calendar year exceeds the total of the national bank's retained net income of that year to date, combined with its retained net income of the preceding two years, unless the dividend is approved by the OCC. The OCC also has the authority to prohibit the bank from paying dividends or otherwise supplying funds to us if it determines that such payment would constitute an unsafe and unsound banking practice. As of June 30, 2001, approximately $21.0 million was available for the payment of dividends by Valley National Bank to us without further approval from the bank regulating authorities.

     Notwithstanding the permissibility of a particular dividend payment under the National Bank Act, under the Federal Deposit Insurance Act, a bank may not pay dividends, if, after payment of the dividends, the bank would be "undercapitalized," as that term is defined under the statute. Based on Valley National Bank's current financial condition, we do not expect that this provision will have any impact on our ability to obtain dividends from the bank.

     In addition to regulatory restrictions on the payment of dividends, Valley National Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the bank. These restrictions prevent affiliates of the bank, including us, from borrowing from the bank, unless various types of collateral with a market value well in excess of the principal amount secure the loan. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of the bank's capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of the bank's capital stock and surplus.

     If we do not receive sufficient cash dividends or borrowings from the bank, then it is unlikely that we will have sufficient funds to make payments on the junior subordinated debentures and the guarantee, thereby leaving insufficient funds for the Trust to make payments to you on the preferred securities.

     Also, as a bank holding company, our right to receive any distribution of assets of any subsidiary, upon that subsidiary's liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary under the Federal Deposit Insurance Act. For example, if Valley National Bank were to be liquidated or reorganized, depositors of the bank would have the right to receive distributions from the bank before us unless we were considered a creditor of the bank. At June 30, 2001, the bank had total liabilities, including deposits, of $7.4 billion.

     The junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries (including the bank's deposit liabilities) and all liabilities of any of our future subsidiaries. At June 30, 2001, we had approximately $10.0 million in senior indebtedness. The indenture does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Form, Registration and Transfer

     If the junior subordinated debentures are distributed to the holders of the preferred securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the preferred securities.

Payment and Paying Agents

     Payment of principal of and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The Borough of Manhattan, City of New York at the office of such paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made, except in the case of junior subordinated debentures in global form:

          . by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the junior subordinated debentures; or

          . by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

     Payment of any interest on any junior subordinated debenture will be made to the person or entity in whose name the junior subordinated debenture is registered at the close of business on the record date for the interest payment date, except in the case of defaulted interest. Interest payable on the maturity date of the junior subordinated debenture will be paid to the person to whom principal is paid.

     We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will always be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by us, in trust for the payment of the principal of or interest on any junior subordinated debenture and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of the junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment.

Option to Extend Interest Payment Date

     So long as no event of default has occurred and is continuing under the indenture, which we refer to as a debenture event of default, we will have the right under the indenture to defer the payment of interest on the junior subordinated debentures, at any time and from time to time, for no more than 20 consecutive quarterly periods, provided that no deferral period shall end on a
date other than an interest payment date or extend beyond           ,  2031. At
the end of a deferral period, we must pay all interest then accrued and unpaid (together with interest thereon at the rate of % per year, compounded quarterly from the last interest payment date to which interest was paid, to the extent permitted by applicable law). During a deferral period, interest will continue to accrue, and holders of the preferred securities or, if the junior subordinated debentures have been distributed to holders of the preferred securities, holders of junior subordinated debentures, will be required to include that deferred interest in gross income for federal income tax purposes on an accrual method of accounting prescribed by the Internal Revenue Code, as amended (the "Code") and Treasury regulation provisions on original issue discount prior to the receipt of cash attributable to that income.

     During any deferral period, we may not, and we may not permit any of our subsidiaries, to:

          . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

          . make any payment of principal of, or interest on, or repay, repurchase or redeem any of our debt securities (including any other debentures) that rank equal to or junior to the junior subordinated debentures; or

          . make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries (including our guarantee of the preferred securities of the Trust and any other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures.

     Notwithstanding the foregoing, during a deferral period the following is permitted:

          . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

          . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any rights pursuant thereto;

          .    payments under the guarantee;

          . a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

          . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

          . purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

     Before the end of any deferral period, we may extend the deferral period, as long as no event of default exists and the extension does not cause the deferral period to exceed 20 consecutive quarterly periods, to end on a date
other than an interest payment date or to extend beyond           , 2031. At the
end of any deferral period and upon the payment of all then accrued and unpaid interest (together with interest thereon at the rate of % per year, compounded quarterly, to the extent permitted by applicable law), we may elect to begin a new deferral period, subject to the requirements set forth in this prospectus. No interest will be due and payable during a deferral period until the deferral period ends.

     We must give the property trustee, the administrative trustees and the debenture trustee notice of our deferral election at least five business days before the earlier of:

          . the next succeeding date on which the distributions on the preferred securities would have been payable; and

          . the date the property trustee is required to give notice to any securities exchange or automated quotation system on which the preferred securities are listed or quoted or to holders of preferred securities of the record date for such distributions or the date such distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee will notify holders of the preferred securities of our election to begin a new or extend a deferral period.

     There is no limit on the number of times that we may elect to begin a deferral period.

     We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures, but we cannot assure you that we will not elect to exercise our deferral right in the future.

Optional Redemption

     The junior subordinated debentures will be redeemed, in whole or in part,
at our option on or after               , 2006, subject to our receipt of any
required regulatory approval, at an optional redemption price equal to 100% of the principal amount plus accrued and unpaid interest on the junior subordinated debentures, if any, to the date of redemption.
Special Event Redemption

If, prior to                   , 2006, there are changes in the bank regulatory,
investment company or tax laws that adversely affect the status of the Trust, the preferred securities or the junior subordinated debentures, we may, at our option, subject to our receipt of any required regulatory approval, redeem the junior subordinated debentures, in whole but not in part, at any time within 90 days of the change in the law, at the special event redemption price. The special event redemption price will be an amount equal to 100% of the principal amount of the junior subordinated debentures plus accrued and unpaid interest to the date of redemption.

     A change in the bank regulatory law means our receipt of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of:

          . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

          . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, the preferred securities do not constitute, or within 90 days of the opinion will not constitute, Tier 1 capital (or its then equivalent if we were subject to such capital requirement).

     A change in the investment company law means the receipt by us and the Trust of an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

          . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

          . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, the Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

     A change in tax law means the receipt by us and the Trust of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

          . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any political subdivision or taxing authority thereof or therein; or

          . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, there is more than an insubstantial risk that:

               . the Trust is, or will be within 90 days of the date of such opinion, subject to federal income tax with respect to any income received or accrued on the junior subordinated debentures;

               . interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for federal income tax purposes; or

               . the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     We will mail any notice of redemption at least 30 and no more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on the redemption date interest shall cease to accrue on the junior subordinated debentures called for redemption.

     If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a change in the tax law, we will pay as additional amounts on the junior subordinated debentures any amounts as may be necessary in order that the amount of distributions then due and payable by the

Trust on the outstanding preferred securities shall not be reduced as a result of any additional sums, including taxes, duties or other governmental charges to which the Trust has become subject as a result of a change in the tax law.

Certain Covenants of Valley National Bancorp

     We will covenant that we will not, nor permit any of our subsidiaries to:

          . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

          . make any payment of principal of, or interest on, or repay, repurchase or redeem any of our debt securities (including any other debentures) that rank equal or junior to the junior subordinated debentures; or

          . make any guarantee payments with respect to any of our guarantees of the debt securities of any of our subsidiaries (including any other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures;

     if at such time:

          . we have actual knowledge that there is any event that is, or with notice or the lapse of time, or both, would be, a debenture event of default and that we have not taken reasonable steps to cure;

          . we are in default with respect to our payment obligations under the guarantee; or

          . we have given notice of our election to exercise our right to defer interest payments on the junior subordinated debentures as provided in the indenture and the deferral period, or any extension of the deferral period, is continuing.

     Notwithstanding the foregoing, the following is permitted:

          . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

          . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

          .    payments under the guarantee;

          . a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

          . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

          . purchases of our common stock related to the issuance of common stock or rights under any of our benefit or compensation plans for our directors, officers or employees or any of our dividend reinvestment plans.

     So long as the preferred securities and common securities remain outstanding, we also will covenant:

          . to directly or indirectly maintain 100% direct or indirect ownership of the common securities; provided, however, that any of our permitted successors under the indenture may succeed to our ownership of the common securities;

          . to use our best efforts to cause the Trust to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of preferred securities and common securities in liquidation of the Trust, the redemption of all of the preferred securities and common securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration;

          . to use our best efforts to cause the Trust to otherwise continue to be classified as a grantor trust for federal income tax purposes;

          . to use our best efforts to cause each holder of preferred securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures; and

          . to not cause, as sponsor of the Trust, or permit, as holder of the common securities, the dissolution, winding-up or liquidation of the Trust, except as provided in the declaration.

Modification of Indenture

     From time to time and at any time, we, together with the debenture trustee, may, without the consent of the holders of junior subordinated debentures, amend the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, provided that any amendment to the indenture does not materially adversely affect the interest of the holders of junior subordinated debentures. We, together with the debenture trustee, may amend the indenture, regardless of the effect on the interest of the holders of the junior subordinated debentures, for specific purposes including, among other things, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

     The indenture permits us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided that no modification may, without the consent of the holders of each outstanding subordinated debenture affected:

          . change the stated maturity date, or reduce the principal amount, of the junior subordinated debentures;

          . reduce the rate or extend the time of payment of interest except pursuant to our right under the indenture to defer the payment of interest;

          .    change any of the redemption provisions;

          . make the principal of, or interest on, the junior subordinated debentures payable in any coin or currency other than that provided in the junior subordinated debentures;

          . impair or affect the right of any holder of junior subordinated debentures to institute suit for the payment thereof;

          . reduce the percentage of the principal amount of the junior subordinated debentures, the holders of which are required to consent to any such modification; or

          . make any change adverse to a holder with respect to the subordination provisions.

Debenture Events of Default

     A "debenture event of default" is:

          . our failure for 30 days to pay any interest, including compounded interest and additional sums, if any, on the junior subordinated debentures or any other debentures when due (subject to the deferral of any interest due date in the case of a deferral period with respect to the junior subordinated debentures or other debentures, as the case may be);

          . our failure to pay any principal on the junior subordinated debentures or any other debentures when due, whether at maturity, upon redemption, by accelerating the maturity or otherwise;

          . our failure to observe or perform any other covenant contained in the indenture for 90 days after written notice to us from the debenture trustee or to us and the debenture trustee from the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures; or

          . certain events related to our bankruptcy, insolvency or reorganization.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default and should the debenture trustee or such holders fail to make such declaration, the holders of at least 25% in the aggregate liquidation amount of preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of such junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities shall have such right.

     Prior to any declaration accelerating the maturity of the junior subordinated debentures, the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal or interest (including compounded interest and additional sums, if any), unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee, or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. If the holders of such junior subordinated debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities shall have such right.

     The indenture requires that we file with the debenture trustee a certificate annually as to the absence of defaults specified under the indenture.

     The indenture provides that the debenture trustee may withhold notice of a debenture event of default from the holders of the junior subordinated debentures if the debenture trustee considers it in the interest of the holders to do so.

Enforcement of Certain Rights by Holders of Preferred Securities

     If the property trustee fails to enforce its rights under the junior subordinated debentures, under certain circumstances, any holder of preferred securities may institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. If a debenture event of default exists that is attributable to our failure to pay the principal of, or interest (including compounded interest and additional sums, if any) on the junior subordinated debentures on the due date, a holder of preferred securities may institute a direct action against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's preferred securities. We may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the preferred securities. Notwithstanding any payments that we make to a holder of preferred securities in connection with a direct action, we shall remain obligated to pay the principal of and interest on the junior subordinated debentures, and we shall be subrogated to the rights of the holder of the preferred securities with respect to payments on the preferred securities to the extent that we make any payments to a holder in any direct action.

     The holders of the preferred securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the junior subordinated debentures, unless an event of default exists under the declaration.

Consolidation, Merger, Sale of Assets and Other Transactions

     The indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties to any person, and no person shall consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties to us, unless:

          . in case we consolidate with or merge into another person or convey or transfer all or substantially all of our properties to any person, the successor is organized under the laws of the United States or any state or the District of Columbia and, if we are not the surviving corporation, the successor expressly assumes our obligations under the indenture with respect to the junior subordinated debentures;

          . immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

          .    certain other conditions as prescribed in the indenture are met.

     The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

     The indenture provides that when, among other things,

          . all junior subordinated debentures not previously delivered to the debenture trustee for cancellation have become due and payable or will become due and payable at maturity or called for redemption within one year; and

          . we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest (including compounded interest and additional sums, if any) to
               the date of the deposit or to                , 2031, as the case
               may be,

          . then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and we will be deemed to have satisfied and discharged the indenture.

Subordination

     We have promised that any of our junior subordinated debentures issued under the indenture will rank junior to all of our senior indebtedness to the extent provided in the indenture. Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of our creditors, marshaling of our assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, the allocable amounts in respect of the senior indebtedness must be paid in full before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

     If the maturity of junior subordinated debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of the allocable amounts in respect of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.

     No payments on account of principal or interest, if any, in respect of the junior subordinated debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to the default.

     Allocable amounts, when used with respect to any senior indebtedness, means all amounts due or to become due on such senior indebtedness less, if applicable, any amount that would have been paid to, and retained by, the holders of such senior indebtedness (whether as a result of the receipt of payments by the holders of such senior indebtedness from us or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such senior indebtedness pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such senior indebtedness or otherwise) but for the fact that such senior indebtedness is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such senior indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

     Indebtedness for money borrowed means any of our obligations, or any obligation guaranteed by us, to repay borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, except that indebtedness for money borrowed does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     Indebtedness ranking on a parity with the junior subordinated debentures means:

          . indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks equal to and not prior or senior to the junior subordinated debentures in the right of payment upon the happening of our dissolution, winding-up, liquidation or reorganization;

          . all other debt securities issued to any trust other than the Trust, or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, in connection with the issuance by such vehicle of equity securities or other securities that are similar to the preferred securities; and

          . the securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

     Indebtedness ranking junior to the junior subordinated debentures means any indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks junior to and not equal with or prior to the junior subordinated debentures (and any other indebtedness ranking on a parity with the junior subordinated debentures) in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such indebtedness for money borrowed from constituting indebtedness ranking junior to the junior subordinated debentures.

     Senior indebtedness means the principal of (and premium, if any) and interest, if any, on all indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures, and any deferrals, renewals or extensions of the senior indebtedness.

     Various laws and regulations applicable to us and our bank subsidiary impose restrictions and requirements in many areas, including capital requirements, the maintenance of reserves, establishment of new offices, the making of loans and investments, consumer protection, and entry into new types of business. There are various legal limitations, including Sections 23A and 23B of the Federal Reserve Act, which govern the extent to which a bank subsidiary may finance or otherwise supply funds to its holding company or its holding company's non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, its parent or the non-bank subsidiaries of its parent (other than direct subsidiaries of such bank which are not financial subsidiaries) or take their securities as collateral for loans to any borrower. Our bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

     Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the bank), except to the extent we may be recognized as a creditor of that subsidiary. At June 30, 2001, our subsidiaries had total liabilities, including deposits, of $7.4 billion. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries (including the bank's deposit liabilities) and all liabilities of any of our future subsidiaries. At June 30, 2001 we had senior indebtedness of approximately $10.0 million. The indenture does not limit us or our subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Agreement by Purchasers of Specified Tax Treatment

     Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debentures, or a beneficial interest therein, the holder of the junior subordinated debenture intends that such junior subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.

Governing Law

     The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

     The debenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the debenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture.

                          DESCRIPTION OF THE GUARANTEE

     We have summarized below the material terms of the guarantee. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the guarantee, which we filed as an exhibit to the registration statement of which this prospectus is a part. The Bank of New York will act as guarantee trustee under the guarantee.

General

     We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the following payments with respect to the preferred securities to the extent not paid by the Trust:

     . any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the Trust has funds available at that time;

     . the redemption price with respect to the preferred securities called for redemption, to the extent that the Trust has funds available at that time; and

     . upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the junior subordinated debentures to holders of the preferred securities or the redemption of all preferred securities), the lesser of:

               . the liquidation amount and all accumulated and unpaid distributions on the preferred securities, to the extent the Trust has funds available at that time; and

               . the amount of assets of the Trust remaining available for distribution to holders of preferred securities after satisfying the liabilities owed to the Trust's creditors as required by applicable law.

     The guarantee will rank subordinate and junior to all senior indebtedness and rank on parity with guarantees of other preferred securities we may issue. Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of the preferred securities or by causing the Trust to pay these amounts to the holders of the preferred securities.

     The guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the preferred securities, but will apply only to the extent that the Trust has funds sufficient to make these payments. If we do not make payments on the junior subordinated debentures held by the Trust, then it will not be able to make the related payments to you on the preferred securities and will not have funds available.

     The guarantee does not limit us from incurring or issuing other secured or unsecured debt, including senior indebtedness. The holders of at least a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under our guarantee, except the guarantee trustee may refuse to follow any direction it believes is unjustly prejudicial to other holders not taking part in the direction, unlawful or would subject the guarantee trustee to personal liability. Any holder of the preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

     If we default on our obligation to pay amounts payable under the junior subordinated debentures, the Trust will lack funds for the payment of distributions or amounts payable on redemption of the preferred securities or otherwise, and the holders of the preferred securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to our failure to pay principal of or interest on the junior subordinated debentures on a payment date, then any holder of preferred securities may institute a direct action against us pursuant to


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



the terms of the indenture for enforcement of payment to that holder of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of that holder. In connection with a direct action, we will have a right of set-off under the indenture to the extent that we made any payment to the holder of preferred securities in the direct action. Except as described in this prospectus, holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures or assert directly any other rights in respect of the junior subordinated debentures. The declaration provides that each holder of preferred securities by accepting the preferred securities agrees to the provisions of the guarantee and the indenture.

     We will, through our guarantee, the declaration, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the preferred securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred securities.

Status of the Guarantee

     Our guarantee will constitute an unsecured obligation and will rank subordinate and junior to all senior indebtedness in the same manner as the junior subordinated debentures. In addition, because we are a holding company, our right to participate in any distribution of the assets of our subsidiaries, upon their liquidation or reorganization or otherwise is subject to the prior claims of their creditors (including their depositors), except to the extent we may be recognized as their creditor. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our present and future subsidiaries (including depositors of the bank).

     Our guarantee will rank equal to all of our other guarantees with respect to preferred beneficial interests issued by other trusts we may create. Our guarantee of the Trust's preferred securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that we or any of our subsidiaries may incur. We expect from time to time that we will incur additional indebtedness and that our subsidiaries will also incur additional liabilities.

     Our guarantee will constitute a guarantee of payment only to the extent that the Trust has funds available and not of collection, enabling the guaranteed party to institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity. Our guarantee will not be discharged, except by payment of the guarantee payments in full to the extent that the Trust has not paid, or upon distribution of the junior subordinated debentures to, the holders of the preferred securities.

Events of Default

     There will be an event of default under the guarantee if we fail to perform any of our payment or other obligations under the guarantee. However, other than with respect to a default in payment of any guarantee payment, we must have received notice of default and not have cured the default within 60 days after receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our guarantee.


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


Amendments and Assignment

         Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no approval will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding preferred securities. All guarantees and agreements contained in the guarantee agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the preferred securities then outstanding.

Termination of the Guarantee

     Our guarantee will terminate and be of no further force and effect upon:

          . full payment of the redemption price of all outstanding preferred securities;

          . full payment of the liquidation amount payable upon liquidation of the Trust; or

          . distribution of junior subordinated debentures to the holders of the preferred securities.

     Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Guarantee Trustee

     The guarantee trustee, except if we default under the guarantee, will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

      RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

Unconditional Guarantee

     We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities to the extent the Trust has funds available to pay such amounts as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the declaration and the guarantee will provide a full, irrevocable and unconditional guarantee of the Trust's payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred securities.

     If and to the extent that we do not make the required payments on the junior subordinated debentures, the Trust will not have sufficient funds to make its related payments, including distributions on the preferred securities. Our guarantee will not cover any payments when the Trust does not have sufficient funds available to make those payments. Your remedy, as a holder of preferred securities, is to institute a direct action against us. Our obligations under the guarantee will be subordinate to all senior indebtedness.

Sufficiency of Payments

     As long as we pay the interest and other payments when due on the junior subordinated debentures, the Trust will have sufficient funds to cover distributions and other payments due on the preferred securities, primarily because:

          . the aggregate principal amount or redemption price of the junior subordinated debentures will equal the aggregate liquidation amount of the preferred securities and the common securities;

          . the interest rate and interest payment dates and other payment dates on the junior subordinated debentures will match the distribution rate and distribution dates and other payment dates for the preferred securities and the common securities;

          . as sponsor, we will pay for all and any costs, expenses and liabilities of the Trust, except for the Trust's obligations to holders of preferred securities and the common securities; and

          . the declaration also provides that the Trust is not authorized to engage in any activity that is not consistent with its limited purposes.

Enforcement Rights of Holders of Preferred Securities

     If a debenture event of default occurs, the holders of preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.

     If the property trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures, a holder of preferred securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's preferred securities (which we refer to as a "direct action"). In connection with such a direct action, we will have the right to set off any payment made to such holder by us. The holders of


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



preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Limited Purpose of the Trust

     The preferred securities will represent undivided beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the preferred securities and the common securities and using the proceeds from such issuances to buy our junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will be entitled to receive from us the principal of and interest on junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the Trust (or, in certain circumstances, from us under our guarantee) if and to the extent the Trust has funds available to pay the distributions.

Rights Upon Dissolution

     Unless the junior subordinated debentures are distributed to holders of the preferred securities, if the Trust is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to the Trust's creditors as required by applicable law, the holders of the preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash.

     If we are voluntarily or involuntarily liquidated or bankrupted, the property trustee, as holder of the junior subordinated debentures, would be one of our subordinated creditors, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its preferred securities), the positions of a holder of preferred securities and a holder of junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                               BOOK-ENTRY ISSUANCE

     The preferred securities will be issued in the form of one or more fully registered securities in book-entry form registered in the name of Cede & Co (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. So long as the junior subordinated debentures are held by the property trustee, the junior subordinated debentures will not be issued in book-entry form, but will be evidenced by one or more certificates held by, and registered in the name of, the property trustee. However, if the junior subordinated debentures are distributed to holders of preferred securities upon dissolution or liquidation of the trust, we anticipate that the junior subordinated debentures will be issued in fully registered book-entry form. The following discussion is relevant only with respect to preferred securities and junior subordinated debentures in book-entry form which are evidenced by one or more global certificates registered in the name of DTC or its nominee.

     DTC will act as a securities depository for all preferred securities while they are in book-entry form and, if applicable, junior subordinated debentures issued in book-entry form. Except as set forth below, the global preferred securities may be transferred only to another nominee of DTC or to a successor of DTC. Beneficial interests in the global preferred securities may not be exchanged for preferred securities in certificated form, except in the limited circumstances described below. Additionally, transfers of beneficial interests in the global preferred securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.


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


Depositary Procedures

     DTC has advised the Trust and us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants, to eliminate the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect participants in DTC's system include banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

     DTC also has advised the Trust and us that, pursuant to procedures established by it:

          . upon deposit of the global preferred securities, DTC will credit the accounts of participants designated by the underwriters with the designated liquidation amount of the global preferred securities; and

          . ownership of beneficial interests in the global preferred securities will be shown on, and the transfer of ownership of the global preferred securities will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global preferred securities).

     You may hold your interests in the global preferred security directly through DTC if you are a participant, or indirectly through organizations that are participants. All interests in a global preferred security will be subject to the procedures and requirements of DTC. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests.

     Except as described below, owners of beneficial interests in the global preferred securities will not have preferred securities registered in their name, will not receive physical delivery of preferred securities in certificated form and will not be considered the registered owners or holders thereof under the declaration for any purpose.

     Payments on the global preferred security registered in the name of Cede & Co., will be payable by the property trustee to Cede & Co. in its capacity as the holder under the declaration. Under the terms of the declaration, the property trustee will treat the persons in whose names the preferred securities, including the global preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

          . any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the

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



               global preferred securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global preferred securities; or

          . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised the Trust and us that its current practice, upon receipt of any payment on the preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of the preferred securities as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by participants and indirect participants to the beneficial owners of preferred securities will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the property trustee, the Trust or us. None of us, the Trust or the property trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the preferred securities, and we, the Trust and the property trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

     Any secondary market trading activity in interests in the global preferred securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

     DTC has advised the Trust and us that it will take any action permitted to be taken by a holder of preferred securities (including, without limitation, presenting the preferred securities for exchange as described below) only at the direction of one or more participants who have an interest in DTC's global preferred securities in respect of the portion of the liquidation amount of the preferred securities as to which the participant or participants has or have given direction. However, if an event of default exists under the declaration, DTC reserves the right to exchange the global preferred securities for legended preferred securities in certificated form and to distribute the certificated preferred securities to its participants.

     We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information.

     Although DTC has agreed to the procedures described in this section to facilitate transfers of interests in the global preferred securities among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the Trust, or the property trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global preferred securities that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Preferred Securities for Certificated Preferred
Securities

     A global preferred security will be exchanged for preferred securities in registered certificated form if:

          . DTC notifies the Trust that it is unwilling or unable to continue as depositary for the global preferred security and the Trust fails to appoint a successor depositary within 90 days of receipt of DTC's notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trust fails to appoint a successor depositary within 90 days of becoming aware of this condition;

          . the Trust, in its sole discretion, elects to cause the preferred securities to be issued in certificated form; or

          . an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the declaration.

     In all cases, certificated preferred securities, delivered in exchange for any global preferred security will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Payment and Paying Agency

     The Trust will make payments on any global preferred security to DTC or its nominee, which will credit the relevant accounts at DTC on the applicable distribution dates. The Trust will make payments on the preferred securities that are not held by DTC, if any, by mailing a check to the address of the holder entitled to the payment as the holder's address appears on the register or at its option by wire transfer. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' notice to the property trustee, the administrative trustees and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which must be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Registrar and Transfer Agent

     The property trustee will act as registrar and transfer agent for the preferred securities.

     The Trust will register transfers of the preferred securities without charge, except for any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to have the transfer of the preferred securities registered after they have been called for redemption.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

     In the opinion of Pitney, Hardin, Kipp & Szuch LLP, special federal income tax counsel to us and the Trust, the following describes the material federal income tax consequences of the purchase, ownership and disposition of a preferred security.

     This summary addresses only the tax consequences to a person that acquires a preferred security on its original issuance at its original price and that holds the security as a capital asset. This summary does not address all tax consequences that may be applicable to a beneficial owner of a preferred security and does not address the tax consequences to holders subject to special tax regimes (like banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold a preferred security as a position in a "straddle," as part of a "synthetic security" or "hedge" or as part of a "conversion transaction" or other integrated investment). This summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may apply to a preferred security. This discussion is only addressed to a U.S. Holder, which is defined as a beneficial owner of a preferred security that, for federal income tax purposes, is (or is treated as):

          .    a citizen or individual resident of the United States;

          . a corporation or partnership (or entity treated for federal income tax purposes as a corporation or partnership) created or organized in or under the laws of the United States or of any state (including the District of Columbia);

          . an estate the income of which is includable in gross income for federal income tax purposes without regard to its source; or

          . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the ability to control all substantial decisions of the trust.

     This summary does not address the consequences to a non-U.S. Holder who acquires a preferred security. For purposes of this discussion, a "Non-U.S. Holder" generally is any corporation, individual, partnership, estate, trust or other person that is not a U.S. Holder for federal income tax purposes.

     This summary does not address the tax consequences to any stockholder, partner or beneficiary of a holder of a preferred security. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of Pitney, Hardin, Kipp & Szuch LLP is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the matters described in this prospectus. We can give no assurance that the opinions expressed will not be challenged by the IRS or, if challenged, that the challenge will not be successful.

     Prospective investors are advised to consult with their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign, and other tax laws and possible effects of changes in such tax laws.

Classification of the Junior Subordinated Debentures

     In the opinion of Pitney, Hardin, Kipp & Szuch LLP, the junior subordinated debentures will be classified for federal income tax purposes as our indebtedness. We, together with the Trust and the holders of the preferred securities (by acceptance of a beneficial interest in a preferred security) will agree to treat the junior subordinated debentures as our indebtedness for all federal income tax purposes. We cannot be sure that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our indebtedness for federal income tax purposes.

Classification of the Trust

     In connection with the issuance of the preferred securities, Pitney, Hardin, Kipp & Szuch LLP will render its opinion that, under then current law and assuming full compliance with the terms of the declaration and the indenture (and certain other documents), and based on certain facts and assumptions contained in that opinion, the Trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, the Trust will not be subject to federal income tax, and each holder of a preferred security will be required to include in its gross income and in accordance with its own method of accounting any interest (or accrued original issue discount), with respect to its allocable share of the junior subordinated debentures.

Interest Income and Original Issue Discount

     Under the indenture, we have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for one or more deferral periods not exceeding 20 consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest
payment date or extend beyond                          , 2031. By reason of that
right, the Treasury regulations will subject the junior subordinated debentures to the rules in the Code and Treasury regulations on debt instruments issued with original issue discount, unless the indenture or junior subordinated debentures contain terms or conditions that make the likelihood of exercise of the deferral option remote. Under the Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. Although the matter is not entirely clear, we believe that the likelihood that we would exercise our option to defer payments of interest is remote since exercising that option would, among other things, prevent us from declaring dividends on any class of our equity securities. Accordingly, we intend to take the position that the junior subordinated debentures will not be considered to be issued with original issue discount and, accordingly, stated interest on the junior subordinated debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such U.S. Holder's method of accounting.

     Under the Treasury regulations, if we were to exercise our option to defer payments of interest, the junior subordinated debentures would at that time be treated as issued with original issue discount, and all stated interest on the junior subordinated debentures would thereafter be treated as original issue discount as long as the junior subordinated debentures remain outstanding. If this occurred, all of a holder's interest income with respect to the junior subordinated debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

     Consequently, a U.S. Holder of a preferred security would be required to include in gross income original issue discount even though we would not make actual cash payments during a deferral period. The amount of such includable original issue discount could be significant. Also, under the Treasury regulations, if the option to defer the payment of interest were determined not to be remote, the junior subordinated debentures would be treated as having been originally issued with original issue discount. In such event, a U.S. Holder would be required to include in gross income an amount of original issue discount each taxable year that approximates the amount of interest that accrues on the junior subordinated debentures at the stated interest rate, regardless of such U.S. Holder's method of tax accounting, and actual cash payments of interest on the junior subordinated debenture would not be separately includable in gross income. It is possible that the IRS could take a position contrary to the interpretation described in this prospectus.

     Because income on the preferred securities will constitute interest or original issue discount, corporate holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Receipt of Junior Subordinated Debenture or Cash upon Liquidation of the Trust

     We will have the right at any time to liquidate the Trust and cause the junior subordinated debentures to be distributed to the holders of the trust securities. Under current law, the liquidation of the Trust and the distribution of the junior subordinated debentures to trust security holders, for federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis in the junior subordinated debentures received by such holder would be equal to the holder's aggregate tax basis in its preferred securities surrendered. A holder's holding period in the junior subordinated debentures received in liquidation of the Trust would be the same as the holding period that the holder had in the preferred securities surrendered.

     The junior subordinated debentures may be redeemed in cash, and the proceeds of that redemption would be distributed to holders in redemption of their preferred securities. Under current law, that redemption would constitute, for federal income tax purposes, a taxable disposition of the redeemed preferred securities, the tax consequences of which are described below under "--Sales or Redemptions of Preferred Securities."

Sales or Redemptions of Preferred Securities

     On a sale or redemption of a preferred security for cash, a U.S. Holder will recognize gain or loss equal to the difference between its amount realized on the sale or redemption (other than amounts representing accrued and unpaid interest) of the preferred security and its adjusted tax basis in the preferred security. If the rules regarding original issue discount do not apply, a holder's adjusted tax basis in a preferred security generally will be its initial purchase price, and if the holder uses an accrual method of accounting, the holder's tax basis will be increased by any accrued but unpaid interest. If the rules regarding original issue discount apply, a holder's adjusted tax basis in a preferred security generally will be its initial purchase price increased by any original issue discount previously included in the holder's gross income to the date of disposition and decreased by any payments received with respect to original issue discount on the preferred security. Gain or loss recognized on a sale or redemption of a preferred security will be capital gain or loss. Capital gain recognized by an individual in respect of a preferred security held for more than one year as of the date of sale or redemption will be long term capital gain that is subject to a maximum federal income tax rate of 20 percent.

     The preferred securities may trade at a price that discounts any accrued but unpaid interest on the junior subordinated debentures. Therefore, the amount realized by a U.S. Holder who disposes of a preferred security between distribution payment dates and whose adjusted tax basis in the preferred security has been increased by the amount of any accrued but unpaid original issue discount (or interest) may be less than the U.S. Holder's adjusted tax basis in the preferred security. A holder's tax basis in a preferred security could be increased either under the rules regarding original issue discount or, if those rules do not apply, in the case of a holder that uses an accrual method of accounting, under the accrual accounting rules (as discussed above). In that case, the U.S. Holder will recognize a capital loss. Subject to a limited exception in the case of individual taxpayers, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Backup Withholding Tax and Information Reporting

     The amount of interest, including original issue discount, accrued on preferred securities held of record by U.S. persons (other than corporations and other exempt holders) will be reported to the IRS. "Backup" withholding will apply to payments of interest to non-exempt U.S. persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. The backup withholding rate will be the fourth lowest rate of tax applicable to unmarried individuals under Section 1(c) of the Code, as determined from time to time.

     Payment of the proceeds from the disposition of preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

     Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax liability, provided the required information is furnished to the IRS.

     It is anticipated that income on preferred securities will be reported to holders on Form 1099 (or any successor form) and mailed to holders of preferred securities by January 31 following each calendar year.

     The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. You should consult your tax adviser with respect to the tax consequences to you of the purchase, ownership and disposition of a preferred security, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              ERISA CONSIDERATIONS

General

     The following is a summary of certain considerations associated with the purchase of the preferred securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code or a Keogh plan, a plan (such as a governmental, church or non-U.S. plan) subject to the provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and any entity whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Generally, a person who exercises discretionary authority or control with respect to the assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan.

     In evaluating the purchase of preferred securities with assets of an ERISA Plan, a fiduciary should consider, among other matters:


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


          . whether the acquisition and holding of preferred securities is in accordance with the documents and instruments governing such Plan;

          . whether the acquisition and holding of preferred securities is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code;

          . whether the assets of the Trust are treated as assets of the Plan; and

          .    the need to value the assets of the Plan annually.

Plan Asset Regulation

     Under a Department of Labor regulation (29 C.F.R. Sec. 2510.3-101, the "Plan Assets Regulation") governing what constitutes the assets of a Plan ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code, when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception under the Plan Assets Regulation applies. Although no assurance can be given, it is anticipated that the preferred securities will qualify for the exception for "publicly-offered securities." For purposes of the Plan Assets Regulation, a "publicly-offered security" is a security that is:

          .    "freely transferable";

          .    part of a class of securities that is "widely held"; and

          . either (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Securities Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act.

     The Plan Assets Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. The preferred securities are expected to be sold in an offering registered under the Securities Act and to be registered under the Securities Exchange Act within the period required under the Plan Assets Regulation; it is expected that they will be held by 100 or more investors at the conclusion of the offering; and it is expected that the preferred securities will satisfy the conditions necessary to be considered "freely transferable," although no assurance can be given in this regard. If the preferred securities qualify for this exception, ownership of the preferred securities by an ERISA Plan would not cause the assets of the Trust to constitute Plan Assets.

     If the assets of the Trust were deemed to be Plan Assets under ERISA, this could result, among other things, in:

          . the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Trust; and

          . the possibility that certain transactions in which the Trust might seek to engage could result in a non-exempt "prohibited transaction" under ERISA and the Code.

Prohibited Transactions

     Section 406 of ERISA and Section 4975 of the Code prohibits ERISA Plans from engaging in specified transactions involving Plan Assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons" within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     Whether or not the underlying assets of the Trust were deemed to include Plan Assets as described above, the acquisition and/or holding of the preferred securities by an ERISA Plan with respect to which the Trust, Valley National Bancorp (the obligor with respect to the junior subordinated debentures held by the Trust), the underwriters, the property trustee or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the preferred securities, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the preferred securities, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

     The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the preferred securities include the following:

          . Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

          . PTCE 91-38, regarding investments by bank collective investment funds;

          . PTCE 84-14, regarding transactions effected by qualified professional asset managers;

          . PTCE 96-23, regarding transactions effected by in-house asset managers; and

          . PTCE 95-60, regarding investments by insurance company general accounts.

     Governmental plans, non-U.S. plans and certain church plans while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code may nevertheless be subject to Similar Laws, which may affect their investment in the preferred securities. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the preferred securities should consult with its counsel before purchasing preferred securities, to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

     Because of the foregoing, the preferred securities should not be purchased or held by any person investing Plan Assets of any Plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws. Accordingly, by its acquisition of a preferred security, each purchaser and subsequent transferee of preferred securities shall be deemed to be making a representation to the trustee of the Trust, Valley National Bancorp and the underwriter either that: it is not a Plan or an entity holding assets deemed to be Plan Assets under the Plan Assets Regulation, and no part of the assets to be used by it to acquire and/or hold such preferred securities or any interest therein constitutes Plan Assets of any Plan; or such acquisition and holding will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or a violation under Similar Laws) for which there is no applicable statutory or administrative exemption.

     In the case of preferred securities delivered in certificated form, the purchaser will be required to make such representation, in writing, to the trustee of the Trust, Valley National Bancorp and the underwriter.

     The discussion of ERISA in this prospectus is general in nature and is not intended to be all inclusive. Any person considering an investment in the preferred securities on behalf of a Plan should consult with its legal advisors regarding the consequences of such investment and consider whether the Plan can make the representations noted above.

     Further, the sale of investments to Plans is in no respect a representation by the Trust, Valley National Bancorp, the property trustee, the underwriter or any other person associated with the sale of the preferred securities that such securities meet all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement, the Trust has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the number of preferred securities set forth opposite its name below. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all the preferred securities offered hereby if any of the preferred securities are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

                                                                   Number of
                                                                   Preferred
             Underwriters                                         Securities
--------------------------------------                          --------------

Merrill Lynch, Pierce, Fenner & Smith
      Incorporated ..........................................

Sandler O'Neill & Partners, L.P. ............................

Legg Mason Wood Walker, Incorporated ........................

Lehman Brothers Inc. ........................................

Ryan, Beck & Co., L.L.C. ....................................

Salomon Smith Barney Inc. ...................................

UBS Warburg LLC .............................................
                                                                --------------
      Total .................................................      7,000,000
                                                                ==============

     The underwriters propose to offer the preferred securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus, and, in part, to selected securities dealers at
that price less a concession of $       per preferred security. The underwriters
may allow, and those dealers may reallow, a concession not in excess of $ per preferred security to selected brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may be changed.

     In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase the junior subordinated debentures, the underwriting agreement provides that we will pay as compensation to the underwriters arranging the investment therein of those proceeds, an
amount in immediately available funds of $            per preferred security, or
$               in the aggregate, for the accounts of the several underwriters.

     The following table shows the per preferred security and total public offering price, underwriting commission to be paid by us and the proceeds to the Trust.


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

                                                    Per Preferred
                                                       Security         Total
                                                   ---------------  ------------
Public offering price ............................       $25        $175,000,000
Underwriting commission to be paid by us .........
Proceeds to the Trust ............................

     During a period of 30 days from the date of the prospectus, neither we nor the Trust will, without the prior written consent of Merrill Lynch, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities, except for the preferred securities offered in connection with this offering.

     Prior to this offering, there has been no public market for the preferred securities. The Trust will apply to have the preferred securities listed on the New York Stock Exchange. Trading of the preferred securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the preferred securities. The representative has advised us and the Trust that they intend to make a market in the preferred securities prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities.

     In order to meet one of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have undertaken to sell preferred securities to a minimum of 400 beneficial holders.

     We and the Trust have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Until the distribution of the preferred securities is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and any selling group members to bid for and purchase the preferred securities. As an exception to these rules, the underwriters are permitted to engage in some transactions that stabilize the price of the preferred securities. Those transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the preferred securities.

     If the underwriters create a short position in the preferred securities in connection with the offering, i.e., if they sell more preferred securities than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing preferred securities in the open market.

     The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the selling group members who sold those preferred securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     None of Valley National Bancorp, the Trust nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, none of Valley National Bancorp, the Trust nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

     Some of the underwriters or their affiliates engage in transactions with, and, from time to time, have performed services for, us and our subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon on behalf of the Trust by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the trust and us. The validity of the junior subordinated debentures and the preferred securities guarantee and certain matters relating thereto will be passed upon for us and certain United States federal income taxation matters will be passed upon for us and the Trust by Pitney, Hardin, Kipp & Szuch LLP. Certain legal matters will be passed upon on behalf of the underwriters by Sidley Austin Brown & Wood LLP, New York, New York, counsel to the underwriters.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 and included in our Annual Report on Form 10-K for the year ended December 31, 2000 have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     Our restated consolidated financial statements as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 and included in Valley's October 1, 2001 Current Report on Form 8-K have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of The Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, you may also access such information through the SEC's electronic data gathering, analysis and retrieval system, commonly referred to as EDGAR, via electronic means, including the SEC's home page on the Internet (http://www.sec.gov). Our common stock is traded on the New York Stock Exchange under the symbol "VLY." You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

     No separate financial statements of the Trust have been included in this prospectus and no separate financial statements will be prepared in the future. We do not consider that such financial statements would be material to holders of the securities offered by this prospectus because:

          .    the Trust is a newly-formed special purpose entity;

          .    has no operating history or independent operations; and

          . is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures of Valley National Bancorp, issuing the capital and common securities and engaging in incidental activities.

     We do not expect that the Trust will file reports, proxy statements and other information under the Exchange Act with the Commission.

     This prospectus constitutes part of a registration statement on Form S-3 filed by us and the Trust with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is made to the registration statement and to the exhibits relating to such registration statement for further information with respect to Valley National Bancorp and the preferred securities. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The following documents that we have filed with the Commission are incorporated into this prospectus by reference:

          . Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Commission on March 1, 2001 and Form 8-K restating our financial statements and management discussion for the year ended December 31, 2000 filed with the Commission on October 1, 2001;

          . Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001, filed with the Commission on May 14 and August 14, 2001, respectively;

          . Our Current Reports on Form 8-K filed on January 29, 2001, April 6, 2001 and August 21, 2001.

     In addition to the documents listed above, we also incorporate by reference into this prospectus, any other documents we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the preferred securities referred to in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may obtain a copy of our filings with the SEC at no cost, by writing or telephoning us at the following address:

     Valley National Bancorp
     1455 Valley Road
     Wayne, New Jersey   07470
     Attn: Diane Grenz
     973-305-3380

     When we refer to this prospectus, we mean not only this prospectus but also any documents which are incorporated or deemed to be incorporated in this prospectus by reference. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus is used to offer and sell the preferred securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

     Some of the information presented or incorporated by reference in this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of the economy in New Jersey and New York especially as it has been affected by recent developments, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. Actual results may differ materially from such forward-looking statements. We assume no obligation for updating any such forward-looking statement at any time.

 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------


                         [Valley National Bancorp Logo]

                         7,000,000 Preferred Securities

                                   VNB Trust I

               % Trust Originated Preferred Securities/SM/ (TOPrS/SM/)

    fully and unconditionally guaranteed, as described in this prospectus by

                             Valley National Bancorp

                                  -------------

                                   PROSPECTUS

                                 --------------




                               Merrill Lynch & Co.

                        Sandler O'Neill & Partners, L.P.

                             Legg Mason Wood Walker
                                  Incorporated

                                 Lehman Brothers

                                Ryan, Beck & Co.

                              Salomon Smith Barney

                                   UBS Warburg

                                            , 2001

----------
"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth all expenses payable by us in connection with the sale of the preferred securities being registered:

              Registration fee                          $   43,750
              Printing expenses                         $   17,000
              Blue sky fees and expenses                $    2,500
              Rating agency fees                        $  150,000
              Legal fees and expenses                   $  200,000
              Accounting fees and expenses              $   35,000
              NYSE filing fees                          $   25,000
              Trustee's fees and expenses               $   10,000
              Miscellaneous                             $   25,000

                  Total                                 $  508,250


Item 15. Indemnification of Directors and Officers

     (a) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article VII of our restated certificate of incorporation includes limitation on the liability of officers and directors to the fullest extent permitted by New Jersey law.

     (b) Indemnification of Directors, Officers, Employees and Agents. Under
Article VI of our restated certificate of incorporation, we must, to the full extent permitted by law, indemnify our directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     The Declaration of Trust limits the liability of the Trust and certain other persons and provides for the indemnification by the Trust or us of the trustees, their officers, directors and employees and certain other persons.

     (c) Insurance. We maintain insurance policies insuring our directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

     (d) The form of Purchase Agreement filed as an exhibit hereto, and incorporated herein by reference, contains some provisions relating to the indemnification of our directors, officers and controlling persons.

Item 16. Exhibits

     See Exhibit Index.

Item 17. Undertakings

     (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake that:

              (i) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 12th day of October, 2001.

                                  VALLEY NATIONAL BANCORP

                                  By: /s/ GERALD H. LIPKIN
                                     -------------------------------------------
                                     Gerald H. Lipkin
                                     Chairman, President and Chief Executive
                                     Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                                                     Title                               Date
                                                     -----                               ----
                                            Chairman, President, Chief
                                          Executive Officer and Director
/S/ GERALD H. LIPKIN                      (Principal Executive Officer)      October 12, 2001
-----------------------------------
(Gerald H. Lipkin)

                                          Executive Vice President and
                                            Chief Financial Officer
/S/ ALAN D. ESKOW                         (Principal Financial Officer)      October 12, 2001
-----------------------------------
(Alan D. Eskow)

                                       First Vice President and Controller
                                         (Principal Accounting Officer)
/S/ CHRISTINE MOZER                                                          October 12, 2001
-----------------------------------
(Christine Mozer)

                                            Vice Chairman and Director       October ___, 2001
-----------------------------------
(Spencer B. Witty)

/S/ ANDREW B. ABRAMSON                               Director                October 12, 2001
-----------------------------------
(Andrew B. Abramson)

/S/ CHARLES J. BAUM                                  Director                October 12, 2001
-----------------------------------
(Charles J. Baum)



/S/ PAMELA BRONANDER                                 Director                October 12, 2001
-----------------------------------
(Pamela Bronander)


                                                     Director                October ___, 2001
-----------------------------------
(Joseph Coccia, Jr.)

/S/ HAROLD P. COOK, III                              Director                October 12, 2001
-----------------------------------
(Harold P. Cook, III)

/S/ AUSTIN C. DRUKKER                                Director                October 12, 2001
-----------------------------------
(Austin C. Drukker)

/S/ GRAHAM O. JONES                                  Director                October 12, 2001
-----------------------------------
(Graham O. Jones)


                                                     Director                October ___, 2001
-----------------------------------
(Walter H. Jones, III)

/S/ GERALD KORDE                                     Director                October 12, 2001
-----------------------------------
(Gerald Korde)

/S/ ROBINSON MARKEL                                  Director                October 12, 2001
-----------------------------------
(Robinson Markel)


                                                     Director                October ___, 2001
-----------------------------------
(Joleen J. Martin)

/S/ ROBERT E. MCENTTE                                Director                October 12, 2001
-----------------------------------
(Robert E. Mcentee)



/S/ RICHARD S. MILLER                                Director                October 12, 2001
-----------------------------------
(Richard S. Miller)

/S/ ROBERT RACHESKY                                  Director                October 12, 2001
-----------------------------------
(Robert Rachesky)

/S/ BARNETT RUKIN                                    Director                October 12, 2001
-----------------------------------
(Barnett Rukin)

/S/ PETER SOUTHWAY                                   Director                October 12, 2001
-----------------------------------
(Peter Southway)

/S/ RICHARD F. TICE                                  Director                October 12, 2001
-----------------------------------
(Richard F. Tice)

/S/ LEONARD J. VORCHEIMER                            Director                October 12, 2001
-----------------------------------
(Leonard J. Vorcheimer)


                                                     Director                October ___, 2001
-----------------------------------
(Joseph L. Vozza)


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Wayne, State of New Jersey, on the 12th day of October, 2001.

                                  VNB CAPITAL TRUST I

                                  By: VALLEY NATIONAL BANCORP, as Sponsor

                                  By: /s/ ALAN D. ESKOW
                                      ------------------------------------------
                                  Name: Alan D. Eskow
                                  Title: Executive Vice President and Chief
                                         Financial Officer

                                INDEX TO EXHIBITS

Exhibit        Description

1*         Form of Purchase Agreement.

4.1        Form of Junior Subordinated Indenture.

4.2        Form of Junior Subordinated Debenture (included in Exhibit 4.1).

4.3        Certificate of Trust of VNB Capital Trust I.

4.4        Declaration of Trust of VNB Capital Trust I.

4.5        Form of Amended and Restated Declaration of Trust.

4.6        Form of Capital Security (included in Exhibit 4.5).

4.7        Form of Common Security (included in Exhibit 4.5).

4.8        Form of Preferred Securities Guarantee Agreement.

4.9        Form of Common Securities Guarantee Agreement.

5.1*       Opinion of Pitney, Hardin, Kipp & Szuch LLP.

5.2*       Opinion of Morris, Nichols, Arsht & Tunnel.

8*         Tax Opinion of Pitney, Hardin, Kipp & Szuch LLP.

12         Computation of Ratio of Earnings to Fixed Charges.

23.1       Consent of KPMG LLP.

23.2*      Consent of Pitney, Hardin, Kipp & Szuch LLP (included in Exhibit
           5.1).

23.3*      Consent of Morris, Nichols, Arsht & Tunnel (included in Exhibit 5.2).

24         Power of Attorney

25.1* Form T-1 Statement of Eligibility for The Bank of New York to act as trustee for the Capital Securities of VNB Capital Trust I.

25.2* Form T-1 Statement of Eligibility for The Bank of New York to act as trustee for the Debentures of Valley National Bancorp.

25.3* Form T-1 Statement of Eligibility for The Bank of New York to act as trustee for the Common Securities Guarantee Agreement.

---------------------------

* to be filed by amendment